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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bruker Corporation
(Name of Registrant as Specified In Its Charter)

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 BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the board of directors and management of Bruker Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Tuesday, May 20, 2014 at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All Stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

 BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bruker Corporation will be held on Tuesday, May 20, 2014, at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

1.
To elect the Class II nominee for director named in the accompanying proxy statement to hold office until the 2017 Annual Meeting of Stockholders.

2.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

3.
To hold an advisory vote to approve compensation paid to our named executive officers.

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on March 26, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 16, 2014

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2014:

This Proxy Statement and the accompanying Annual Report are available via the Internet at: http://ir.bruker.com

 BRUKER CORPORATION
PROXY STATEMENT

        This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Bruker Corporation (the "Company") for use at the 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting") to be held on May 20, 2014, at the time and place set forth in the notice of the meeting and at any adjournments thereof. The approximate date on which this proxy statement and form of proxy are first being sent to stockholders is April 16, 2014.

        The holders of a majority in interest of all of the Company's common stock, par value $.01 per share ("Common Stock") issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2014 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters.

        For Proposal No. 1, the candidate for election as director at the 2014 Annual Meeting who receives the highest number of affirmative votes will be elected. For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014, and Proposal No. 3, the non-binding, advisory vote regarding the compensation of the Company's named executive officers, the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

        Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors.

        If the enclosed proxy card is properly executed and returned, it will be voted in the manner instructed by the stockholder. If a proxy card is properly submitted but contains no instructions, the shares represented thereby will be voted FOR the nominee for director in Proposal No. 1, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014 in Proposal No. 2 and FOR approval of the non-binding, advisory vote regarding the compensation of the Company's named executive officers in Proposal No. 3. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        If shares are held in the "street name" of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions how to vote such shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as the ratification of accounting firms. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors and the advisory vote on the compensation of the Company's named executive officers. These rules apply notwithstanding the fact that shares of the Company's Common Stock are traded on the NASDAQ Global Select Market. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), such shares will be counted for purposes of establishing a quorum to conduct business at the 2014 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of any particular matter has been obtained.

        The Company will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, facsimile and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

        The Company's 2013 Annual Report, including the Company's audited financial statements for the fiscal year ended December 31, 2013, is being mailed to stockholders concurrently with this proxy statement.

        The Company's principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and its telephone number is (978) 663-3660.

RECORD DATE AND VOTING SECURITIES

        Only stockholders of record at the close of business on March 26, 2014 are entitled to notice of and to vote at the 2014 Annual Meeting. On March 26, 2014, the Company had outstanding and entitled to vote 167,891,362 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. will tabulate all votes that are received prior to the date of the 2014 Annual Meeting. The inspector of elections, who will be one of our employees or one of our attorneys, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

CORPORATE INFORMATION

        Bruker Corporation was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS, into which we transferred substantially all of their respective assets and liabilities, except cash. We acquired Bruker Optics Inc. in July 2006 and the Bruker BioSpin group of companies in February 2008. In connection with the Bruker BioSpin acquisition, we changed our name to Bruker Corporation. Our four principal operating segments are Bruker BioSpin, Bruker CALID, Bruker MAT and Bruker Energy & Supercon Technologies, or BEST.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The first proposal on the agenda for the 2014 Annual Meeting is the election of Stephen W. Fesik to serve as a Class II director for a three-year term beginning at the 2014 Annual Meeting and ending at our 2017 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently thirteen members of our board of directors, consisting of four Class I directors, four Class II directors and five Class III directors.

        Our board of directors has determined that, as of the 2014 Annual Meeting, the size of the board of directors will be reduced to eleven members, consisting of four Class I directors, two Class II directors and five Class III directors. Accordingly, two of our current Class II directors serving for terms expiring at the 2014 Annual Meeting, namely Richard M. Stein and Bernhard Wangler, have not been nominated for re-election and will be retiring from service on our board of directors at the conclusion of their terms. Another of our current Class II directors serving for a term expiring at the 2014 Annual Meeting, Marc A. Kastner, has been nominated to serve as Director of the Office of Science of the U.S. Department of Energy and, if confirmed for such position by the U.S. Senate, is expected to resign from our board of directors upon such confirmation. If his appointment to the U.S. Department of Energy Office of Science is not confirmed prior to the 2014 Annual Meeting, Dr. Kastner's term will expire and his service on our board of directors will end at that time, leaving a vacancy in the class of Class II directors. The directors in each of Class I and Class III are serving terms expiring at the Company's Annual Meeting of Stockholders in 2016 and 2015, respectively. Effective as of the 2015 Annual Meeting of Stockholders, in conjunction with the expiration of the terms of the five current Class III directors, the classes will be adjusted to consist of four Class I directors, three Class II directors and four Class III directors.

        At the 2014 Annual Meeting, one nominee will be elected as a Class II director to serve for a term expiring at the 2017 Annual Meeting of Stockholders and there will be one vacancy in the class of Class II directors. The Nominating Committee is engaged in a search for a qualified candidate to fill that vacancy. As provided in our bylaws, the vacancy may remain unfilled or may be filled by a majority vote of the directors then in office. Proxies may not be voted for more than one nominee at the 2014 Annual Meeting.

        The nominee for Class II director, Stephen W. Fesik, is currently serving as a Class II director. Dr. Fesik's nomination was unanimously approved by our board of directors, including unanimous approval by our independent directors, upon the unanimous recommendation of the Nominating Committee, which is comprised of three independent directors.

        Unless marked otherwise, proxies received will be voted FOR the election of the nominee for the office of director. If such nominee is unwilling or unable to serve as a nominee for the office of director at the time of the 2014 Annual Meeting, the proxies may be voted for a substitute nominee who shall be designated by the present board of directors to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class II. The board of directors has no reason to believe that the nominee will be unwilling or unable to serve if elected as a director.

        The Board of Directors recommends a vote FOR the election of Stephen W. Fesik to serve as a Class II director.

Certain Information Regarding Directors and Nominees

        The biographies of the nominee and each of our continuing directors below contain information regarding each person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director of the Company.

Nominee for Election to a Three-Year Term Expiring at the 2017 Annual Meeting

Stephen W. Fesik, Ph.D.	Age 60	Director Since 2008

Dr. Fesik is currently a Professor in the Department of Biochemistry at Vanderbilt University School of Medicine. He is also a member of the Vanderbilt-Ingram Cancer Center, the Institute of Chemical Biology and the Center for Structural Biology. Prior to joining the Vanderbilt faculty in May 2009, Dr. Fesik was the Divisional Vice President of Cancer Research of Abbott Laboratories, a global, broad based health care company. Dr. Fesik joined Abbott Laboratories in 1983 and served in various research and scientific capacities. From 2003 to 2006, Dr. Fesik served as a member of the Scientific Advisory Board of the Bruker BioSpin Group. In 2003 he was awarded a lifetime achievement award in nuclear magnetic resonance by the Eastern Analytical Society and also was named a Distinguished Research Fellow of Abbott Laboratories' Volwiler Society. Dr. Fesik has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Fesik holds a Ph.D. in Medicinal Chemistry from the University of Connecticut and has postdoctoral training at Yale University. Dr. Fesik brings both scientific and executive expertise to the board, with extensive research and advisory experience across multiple sectors, including various corporate, academic and institute laboratories. Dr. Fesik serves on the Company's Compensation Committee.

Directors Continuing in Office until the 2015 Annual Meeting

Gilles J. Martin, Ph.D.	Age 50	Director Since 2014

Dr. Martin is Chairman and Chief Executive Officer of the Eurofins Scientific Group, a Luxembourg-based international life sciences company with approximately 15,000 employees in laboratories located in 35 countries. The Eurofins Scientific Group provides a range of analytical testing services to clients across multiple industries. Dr. Martin is also a director of Eurofins Scientific SE, Analytical Bioventures SCA and certain of their affiliates. Dr. Martin founded the original Eurofins Scientific Nantes food authenticity laboratory in 1988 and is a past President of the French Association of private analytical laboratories, or APROLAB, and the North American Technical Committee for Juice and Juice Products. Dr. Martin holds a Ph.D. in Statistics and Applied Mathematics from Ecole Centrale, Paris, and a Master of Science from Syracuse University. As Chairman and Chief Executive Officer of Eurofins Scientific, the largest group of independent food testing laboratories in the world, Dr. Martin is and has been involved throughout his career with many generations of analytical instruments and their suppliers. Dr. Martin brings extensive international business and management experience in the life-science and analytical testing industries to the board, including specialized expertise in the environmental testing, food safety analysis and pharmaceutical clinical research markets.
Richard D. Kniss	Age 73	Director Since 2003

Mr. Kniss joined the Company's board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS, having served on the Bruker AXS board of directors since June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. From 2004 to 2008, Mr. Kniss served as chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company acquired by BioMerieux. Mr. Kniss holds a B.S. from Brown University and a M.B.A. from Stanford University. Mr. Kniss has a strong executive background in the life sciences and analytical instruments industries, as well as experience in corporate governance and public company executive compensation matters. Mr. Kniss is the chairman of the Company's Compensation Committee.

Joerg C. Laukien	Age 60	Director Since 2005

Mr. Joerg Laukien has served as Executive Chairman of Bruker BioSpin Corporation since 2010. Until December 2013, Joerg Laukien was a Managing Director of Bruker BioSpin MRI GmbH since 1997 and a Managing Director of Bruker BioSpin GmbH since 2011, each of which are subsidiaries of Bruker. Mr. Joerg Laukien also served as Managing Director of Bruker Elektronik GmbH from 1991 until its merger with Bruker BioSpin GmbH in 2010, as a director and President of Bruker BioSpin MRI, Inc. from 1997 to 2010 and as a director of Bruker Energy & Supercon Technologies, Inc. from 2008 to March 2013. Joerg Laukien is the brother of Dr. Frank H. Laukien, the Chairman, President and Chief Executive Officer of the Company. Joerg Laukien serves as a member of the regional advisory council of Deutsche Bank AG in Germany. He holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany. Joerg Laukien brings extensive executive experience within the Company to the board, as well as experience in financial and strategic planning. Mr. Joerg Laukien serves on the Company's BEST Special Committee.
William A. Linton	Age 66	Director Since 2000

Dr. Linton serves as the lead director of our board of directors. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Dr. Linton performs the usual responsibilities of a lead director including acting as a liaison between management and the board of directors. Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation, Madison, Wisconsin, a privately held life science supply company founded by Dr. Linton. Dr. Linton received a B.S. degree from University of California, Berkeley in 1970 and an honorary Ph.D. from Hannam University (Korea) in 2004. Dr. Linton has been a director of the Wisconsin Technology Council since 2001 and also serves as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, and Heffter Research Institute, a non-profit medical research organization, and is President of the BioPharmaceutical Technology Center Institute. Dr. Linton brings to the board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and public company executive compensation matters. In addition to serving as lead director, Dr. Linton serves on the Company's Nominating Committee.
Chris van Ingen	Age 67	Director Since 2012

Chris van Ingen has served as an advisor to various life sciences technology companies since 2007, including Bruker and certain of its subsidiaries from 2008 until 2011. Mr. van Ingen also served as a director of Bruker Energy & Supercon Technologies, Inc. from 2009 until April 2013, including as chairman of the board of directors and as a member of the Compensation Committee from 2010 to March 2013. From 2001 until October 2007, he was President of the Life Sciences and Chemical Analysis Group at Agilent Technologies, Inc. Prior to joining Agilent, Mr. van Ingen was Vice President of Sales and Marketing at Hewlett Packard's Chemical Analysis Group and held other senior management positions at Hewlett Packard's Avondale Division and Netherlands Country Operation. Mr. van Ingen currently serves on the boards of directors of Promega Corporation and Accelrys, Inc. He was named Chairman of the Board of Directors of Accelrys, Inc. in January 2012 and serves on its audit committee. He previously served as a director of Alpha Innotech, Inc. from June 2009 to October 2009 and Symyx Technologies, Inc. from February 2008 until its merger with Accelrys in July 2010. Mr. van Ingen holds a B.S. degree in analytical chemistry. Mr. van Ingen brings to the board financial, sales and marketing, and general management experience in the analytical and life sciences industries, as well as significant experience in corporate governance, strategic planning and public company compensation matters. Mr. van Ingen serves on the Company's Audit Committee and is Chairman of the Company's BEST Special Committee.

Directors Continuing in Office until the 2016 Annual Meeting

Wolf-Dieter Emmerich, Ph.D.	Age 74	Director Since 2007

Dr. Emmerich currently serves as a consultant to Erich Netzsch Holding, the parent company of Netzsch Instruments, a developer and manufacturer of high-precision instruments for thermal analysis and thermophysical properties measurement headquartered in Selb, Germany. Netzsch's products are employed in research and quality control in a range of industrial applications. Dr. Emmerich joined Netzsch Instruments Ltd. in 1970. Dr. Emmerich assumed worldwide responsibility for the Analyzing and Testing business unit in 1980 and was appointed to serve on the Executive Board of the Netzsch Group in 1995. He served the Netzsch Group in a variety of capacities until his retirement in 2005. Dr. Emmerich served as a director, chairman of the Compensation Committee and member of the Audit Committee of Bruker Energy & Supercon Technologies, Inc. from 2010 until April 2013. Dr. Emmerich currently serves on the board of the Bayreuth University Society and as a member of the advisory boards of Linn High Therm GmbH and Sommer GmbH &Co. KG. Dr. Emmerich holds a Physicist degree and a Ph.D. in physics from the University of Erlangen-Nuremberg. Dr. Emmerich brings scientific and technical expertise to the board, as well as extensive international business and management experience in the life-science and analytical tools industries. Dr. Emmerich serves on the Company's Compensation and Nominating Committees.
Brenda J. Furlong	Age 66	Director Since 2007

From July 2003 to August 2006, Ms. Furlong served as Managing Director and Head of Fixed Income of Columbia Management Group, the primary investment management division of Bank of America Corporation. Prior to joining Columbia Management, Ms. Furlong was with The Hartford Financial Services Group, where she served as Chief Investment Officer and was President of Hartford Investment Management Company from October 1999 to November 2001, and also served as Senior Vice President–Capital Planning & Development from November 1996 to September 1999. From 1979 to December 1995, Ms. Furlong was with ITT Sheraton Corporation, where, from May 1988 to December 1995, she served as Vice President and Treasurer. Ms. Furlong served as a director and chair of the Audit Committee of Bruker Energy & Supercon Technologies, Inc. from 2009 until April 2013. Ms. Furlong has been a director of Zoo New England since November 2010 and currently serves as its Vice Chair. From November 2011 to October 2013, Ms. Furlong served a director of Aviva USA Corporation, Aviva Life and Annuity Company and Aviva Life and Annuity Company of New York. Ms. Furlong holds a M.B.A. from Northeastern University, a M.A. in international studies from American University and a B.A. in political science and sociology from Whittier College. Ms. Furlong brings to the board extensive experience in corporate finance, financial analysis and strategic planning. Ms. Furlong is a financial expert and the chairperson of the Company's Audit Committee.

Frank H. Laukien, Ph.D.	Age 54	Director Since 1991

Dr. Frank H. Laukien has been the Chairman, President and Chief Executive Officer of the Company since February 1991 and is Bruker's largest shareholder. Dr. Frank Laukien also serves as a director of various subsidiaries of the Company. He served as executive chairman of the former public company Bruker AXS Inc. and its predecessor companies from August 2002 until the merger of Bruker Daltonics Inc. and Bruker AXS Inc. in July 2003. In addition, from October 1997 to August 2002, he served as the Chairman of the Board of Directors and, from October 1997 to March 2000, as the Chief Executive Officer, of Bruker AXS Inc. Until February 2010, Dr. Laukien also served as Co-Chief Executive Officer of the Bruker BioSpin Group. Dr. Frank Laukien is the brother of Joerg C. Laukien, a director of the Company and Executive Chairman of Bruker BioSpin Corporation. Dr. Frank Laukien served as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, for several terms in the last ten years, and was ALDA Chairman from 2002 to 2003. Dr. Frank Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. Dr. Laukien is a member of the Dean's Advisory Committee of the MIT School of Science and served as a Trustee of the Rivers School in Weston, Massachusetts from 2006 to mid-2013. As the Company's largest shareholder and based on his long history of leading the growth of the Company, he brings to the board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of the Company's operations. He also provides extensive executive experience in organizational management, strategic planning, finance and global business development, as well as the scientific and technical background required for a complete understanding of the Company's key technologies and industry dynamics. Dr. Frank Laukien serves on the Company's BEST Special Committee.
Richard A. Packer	Age 56	Director Since 2007

Since November 1999, Mr. Packer has been the Chief Executive Officer and a director of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the board significant experience in corporate governance, strategic planning and public company compensation matters. Mr. Packer serves on the Company's Audit Committee and is the chairman of the Company's Nominating Committee.

 BOARD LEADERSHIP STRUCTURE

        Under our bylaws, the chairman of the Company's board of directors has the power to preside at all meetings of the board. Dr. Frank Laukien, our Chief Executive Officer and President, serves as the Chairman of our board of directors and has done so throughout the time we have been a public company. Although the board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Our board of directors believes that it should have the flexibility to make these determinations at any given point in time in the way that it considers best to provide appropriate leadership for the Company at that time.

        The Chief Executive Officer is appointed by our board to manage the Company's daily affairs and operations. Dr. Laukien's extensive industry knowledge and long history of direct involvement in the Company's operations make him best suited to serve as Chairman in order to (i) lead the board in productive discussions on important matters affecting the Company; (ii) create a firm link between management and the board and promote the development and implementation of corporate strategy; (iii) determine necessary and appropriate agenda items for meetings of the board with input from the independent lead director and board committee chairpersons; and (iv) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the board. Additionally, his significant equity ownership, at over 23% of the outstanding shares of the Company's common stock, means that he has a close and direct alignment of interests with the interests of our other shareholders.

        While we believe that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its shareholders at this time, our board structure also fosters strong oversight by independent directors. Since 2004, an independent lead director has been appointed by the independent directors to ensure an independent leadership contact. The lead director's responsibilities include: (i) consulting with the Chairman regarding agenda items for board meetings; (ii) chairing executive sessions of the independent directors; (iii) calling executive sessions of the independent directors of the board and advising the Chairman and Chief Executive Officer of actions or deliberations at such sessions; (iv) acting as a liaison between the independent directors and the full board, as necessary; and (iv) establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate board committees, procedures to govern the board's work, ensuring that the board of directors is appropriately approving strategy and supervising management's progress. Dr. William Linton has served in the role of lead director since the position was established in 2004. Our Chairman and Chief Executive Officer consults periodically with the lead director on governance matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the Chairman and the independent directors and presides at executive sessions of independent directors at regularly scheduled in-person board meetings. The board of directors believes that this approach appropriately and effectively complements the Company's combined Chairman and Chief Executive Officer.

 BOARD MEETINGS, COMMITTEES AND COMPENSATION

        There are currently thirteen members of our board of directors. Nine of our thirteen current directors, namely Wolf-Dieter Emmerich, Stephen W. Fesik, Brenda J. Furlong, Marc A. Kastner, Richard D. Kniss, William A. Linton, Gilles Martin, Richard A. Packer, and Chris van Ingen, meet the independence requirements of the NASDAQ Stock Market LLC, or NASDAQ, listing standards.

        Two of our current directors serving for terms expiring at the 2014 Annual Meeting, Richard M. Stein and Bernhard Wangler, will not be continuing service on our board of directors after the conclusion of their terms. Another of our current Class II directors serving for a term expiring at the 2014 Annual Meeting, Marc A. Kastner, has been nominated to serve as Director of the Office of Science of the U.S. Department of Energy. If Dr. Kastner is confirmed for such position by the U.S. Senate prior to the 2014 Annual Meeting, it is expected that he will resign from our board of directors upon such confirmation. If his appointment to the U.S. Department of Energy Office of Science is not confirmed prior to the 2014 Annual Meeting, Dr. Kastner's term will expire and his service on our board of directors will end at that time. Of these three directors, only Dr. Kastner is an independent director. None of these three directors currently serves on a committee of our board of directors.

        During 2013, the board of directors of the Company held five meetings. Our incumbent directors, on average, attended over 98% of board and committee meetings during 2013. No director attended less than 75 percent of the total number of 2013 meetings of the board of directors and board committees of which he or she was a member. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Three directors attended our 2013 Annual Meeting.

        As described below, the board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

        Audit Committee.    The Audit Committee of the board of directors is currently comprised of Brenda J. Furlong, Richard A. Packer, and Chris van Ingen, each of whom satisfies the applicable independence requirements of the rules and regulations of the SEC and NASDAQ. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee met eight times during 2013 in regular session. From time to time, the Audit Committee may also hold meetings or teleconferences to discuss certain topics, including, but not limited to, the Company's review of legal compliance matters at certain of its subsidiaries operating in China and Hong Kong. Ms. Furlong, Chair of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

        The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to the Company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by the Company's employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee has participated in the preparation of any financial statements of the Company at any time during the last three fiscal years. The Audit Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Compensation Committee.    The Compensation Committee, which is comprised of Wolf-Dieter Emmerich, Stephen W. Fesik and Richard D. Kniss, all of whom meet the independence requirements of the NASDAQ Listing Rules, met ten times during 2013 and acted once by unanimous written consent. Mr. Kniss is the Chairman of the Compensation Committee. The Compensation Committee (i) administers the Company's stock incentive plan; (ii) determines the chief executive officer's salary, bonus, and equity based compensation; (iii) oversees the executive compensation program for the Company's other executive officers; and (iv) determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, the Company expects that various of its senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the executive officers who report directly to him, including, without limitation, the Chief Financial Officer, and makes recommendations to the Compensation Committee regarding such executive officers' compensation. Additionally, the Chief Financial Officer provides the Chief Executive Officer input on the annual evaluations of the performance of the Company's other executive officers and makes recommendations to the Compensation Committee regarding the compensation of these executive officers. The Compensation Committee reviews these performance evaluations and recommendations and discusses the recommendations with our Chief Executive Officer and Chief Financial Officer. In some cases, these discussions may lead to adjustments to an executive officer's performance evaluation and compensation recommendation. In other cases in which the Compensation deems it appropriate, the evaluations and management recommendations may be approved by the Compensation Committee with little or no change. Our Chief Executive Officer, Chief Financial Officer and the Global Vice President of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The Compensation Committee may, from time to time, meet in executive session without any executive officers present. The Compensation Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Nominating Committee.    The Nominating Committee is comprised of Wolf-Dieter Emmerich, William A. Linton and Richard A. Packer, all of whom meet the independence requirements of the NASDAQ Listing Rules. Mr. Packer is the Chairman of the Nominating Committee. The purpose of the Nominating Committee is to assist the board in identifying and recruiting individuals qualified to become board members, consistent with criteria approved by the board, and to recommend to the board nominees for election to the office of director at the next annual meeting of stockholders, or for election to fill any vacancies between annual meetings. While the board of directors retains responsibility for selecting nominees and recommending them for election by the Company's stockholders, the Nominating Committee is responsible for developing and implementing a process to identify qualified and willing candidates for recommendation to the board. The Nominating Committee is assisted by non-voting advisors from our board, including Dr. Frank Laukien, our Chairman, President, CEO and largest stockholder, and Mr. Joerg Laukien, a director and significant stockholder. The role of the advisors is to provide input to the Nominating Committee as major shareholders of the Corporation. The Nominating Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        The Nominating Committee met one time during 2013. In addition to this meeting, members of the Nominating Committee communicated periodically throughout the year regarding candidates for director and director nomination matters. At a meeting held in February 2014, the Nominating Committee unanimously recommended the current nominee for director to the full board of directors. In January 2014, the Nominating Committee also unanimously recommended the election of Gilles Martin as a Class III director, for a term expiring at the 2015 Annual Meeting, to fill a vacancy on the Company's board of directors.

        In addition to the standing committees described above, in 2013 the board of directors established a temporary BEST Special Committee, comprised of Chris van Ingen, Frank Laukien and Joerg Laukien, to focus on key issues relating to the Company's Bruker Energy and Supercon Technologies division.

DIRECTOR NOMINATIONS

        On March 3, 2004, the Company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. All nominees must also be approved by a majority of the Company's independent directors. Upon recommendation of the Nominating Committee, the qualifications of candidates will be reviewed by at least a majority of the independent directors of the Company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

        The process followed to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating Committee, the independent directors and the board. The Nominating Committee, the independent directors and the board are each authorized to retain advisers and consultants and to compensate them for their services. No such advisers or consultants were retained for this purpose during 2013.

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but strives to identify and recruit director candidates with a variety of complementary skills and backgrounds so that, as a group, the board will possess the appropriate talent, skills and expertise to oversee the Company's business. When considering a potential director candidate, the Nominating Committee evaluates the entirety of each candidate's experience and qualifications. The Nominating Committee looks for personal and professional integrity, demonstrated ability and judgment and business experience.

        In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

        These criteria include, but are not limited to, the following:

  •
  experience in aspects of business or technology relevant to the Company's business;

  •
  sufficient time available to devote to the affairs of the Company;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a board member; and

  •
  communication, decision-making and interpersonal skills.

        The board and the independent directors may also consider the following for some of the director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into the Company, its strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

        In evaluating candidates recommended by the Nominating Committee, the board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Although the Company does not have a specific policy with respect to the nomination of directors by stockholders, the Nominating Committee will consider nominations made by stockholders. The Company believes that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the Nominating Committee and the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors' intimate knowledge of the Company and the life science industry. However, stockholders may communicate directly with the Nominating Committee of the board of directors by written communication submitted to Richard M. Stein at the address set forth below under "Stockholder Communications." Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the Nominating Committee or the board of directors as he deems appropriate, and, as described below, will submit communications to the Nominating Committee or the board of directors, as appropriate, relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the Nominating Committee and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations must be received by the Company within the timeframe set forth herein under "Time for Submission of Stockholder Proposals."

        At the 2014 Annual Meeting, stockholders will be asked to consider the re-election of Stephen W. Fesik to serve as a Class II director. Dr. Fesik is standing for re-election following the unanimous recommendation for nomination first by the Nominating Committee, and then by the full board of directors, including the unanimous approval of all of the Company's independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

        Our board of directors considers general oversight of the Company's risk management efforts to be a responsibility of the entire board. The Audit and Compensation Committees assist the board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full board of directors, the Audit Committee in the case of financial and compliance risks that are within the oversight of the Audit Committee or the Compensation Committee in the case of matters relating to our compensation policies and practices, receives these reports from members of management to enable the board or the Audit or Compensation Committee, as applicable, to understand the Company's risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, our director of internal audit, who reports directly to our Senior Vice President, Corporate Finance and Accounting, also has a dotted line reporting relationship to the chairperson of the Audit Committee. The Audit Committee chairperson is authorized to give instructions and assignments directly to the director of internal audit, as to which assignments the director of internal audit reports directly and only to the Audit Committee chairperson. When a report is evaluated at the Audit Committee level, the chairperson of the Audit Committee subsequently reports on the matter to the full board to ensure coordination of the board's risk oversight activities. Our board of directors also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

COMPENSATION OF DIRECTORS

        We pay the non-employee members of our board of directors a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors, including Dr. Frank Laukien and Mr. Joerg Laukien, receive compensation only as employees of the Company and receive no additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or board committees.

Components of Director Compensation

        During 2013, directors other than employee directors were paid cash compensation according to the following schedule:

Director Compensation for the Year Ended December 31, 2013
Board Service	$30,000
Audit Committee Service	$18,000
Audit Committee Chair	$15,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$5,000
Nominating Committee Service	$2,000
Nominating Committee Chair	$3,000
BEST Special Committee Service	$9,000
BEST Special Committee Chair	$6,000
Attendance Fees per Board meeting	$1,500

        In addition to the cash component of director compensation, share-based awards are made annually to non-employee directors as a component of their compensation. On January 7, 2013, the Company granted each non-employee director, other than Richard Stein, an annual equity award consisting of an option to purchase 10,000 shares of common stock. The 2013 option grants vest ratably in annual installments over three years on the anniversary of the grant date, beginning on January 7, 2014. On January 6, 2014, annual equity awards were granted to all non-employee directors other than Mr. Stein and Dr. Kastner. The 2014 grants to non-employee directors consisted of an option to purchase 10,000 shares of common stock, which option vests ratably in annual installments over three years on the anniversary of the grant date, beginning on January 6, 2015.

        Effective April 1, 2014, our board of directors approved a change in the annual retainer paid to non-employee directors, increasing the amount to $40,000 annually. The increase in compensation was recommended by the Compensation Committee after consideration of a survey of director compensation at comparable public companies and comparison of the survey results to the Company's director compensation practices established in 2012.

        Throughout the first quarter of 2013, Dr. Emmerich, Ms. Furlong, Dr. Frank Laukien, Mr. Joerg Laukien, Mr. van Ingen and Charles F. Wagner, Jr., the Company's Executive Vice President and Chief Financial Officer, also served as members of the board of directors of Bruker Energy & Supercon Technologies, Inc., or BEST, a subsidiary of the Company. As non-employee directors of BEST, Dr. Emmerich, Ms. Furlong and Mr. van Ingen each received $3,750, equal to one quarterly installment of the $15,000 annual BEST board retainer, as well as meeting fees of $1,000. In 2013, Dr. Emmerich received additional compensation of $1,875 for service as chair of the Compensation Committee of the BEST board of directors and $2,500 for service on the BEST Audit Committee. Ms. Furlong received additional compensation of $3,750 in 2013 for service as chair of the Audit Committee of the BEST board of directors. Mr. van Ingen received additional compensation of $2,500 in 2013 for service as the Executive Chairman of the BEST board of directors and $1,250 for service on the BEST Compensation Committee.

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2013. The compensation paid to Dr. Frank Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 41 of this proxy statement. The compensation paid in 2013 to Mr. Joerg Laukien as an employee of the Company is described in this proxy statement under the heading "Transactions with Related Persons."

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Wolf-Dieter Emmerich(2)	$56,625	$88,100	$144,725
Stephen W. Fesik	$45,500	$88,100	$133,600
Brenda J. Furlong(3)	$79,000	$88,100	$167,100
Chris van Ingen(4)	$75,250	$88,100	$163,350
Marc A. Kastner(5)	$30,417	$99,300	$129,717
Richard D. Kniss	$50,500	$88,100	$138,600
William A. Linton	$39,500	$88,100	$127,600
Richard Packer	$60,500	$88,100	$148,600
Richard M. Stein	$37,500	—	$37,500
Bernhard Wangler	$36,000	$88,100	$124,100

(1)
Reported amounts reflect the grant date fair value of stock options granted to each director in 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2013 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2014. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

  As of December 31, 2013, the non-employee directors held the following aggregate vested and unvested options to purchase common stock of the Company:

Name	Number of Vested Options	Number of Unvested Options
Wolf-Dieter Emmerich	28,590	19,410
Stephen W. Fesik	20,940	16,060
Brenda J. Furlong	25,590	19,410
Chris van Ingen	3,300	16,700
Marc A. Kastner	—	10,000
Richard D. Kniss	23,940	16,060
William A. Linton	23,940	16,060
Richard Packer	23,940	16,060
Richard M. Stein	—	—
Bernhard Wangler	35,940	16,060
(2)
Includes cash payments totaling $9,125 for service as a director, Compensation Committee chair and Audit Committee member of BEST.

(3)
Includes cash payments totaling $8,500 for service as a director and Audit Committee chair of BEST.

(4)
Includes cash payments totaling $8,500 for service as a director, chair of the board of directors and Compensation Committee member of BEST.

(5)
Dr. Kastner was elected to the board of directors effective February 12, 2013.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 3, 2014 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of our directors and nominees for director, (iii) each named executive officer of the Company, as defined under the heading "Summary of Executive Compensation," and (iv) all directors and executive officers who served as directors or executive officers as of April 3, 2014 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	39,276,250	23.4%
Charles F. Wagner, Jr.(3)	121,178	*
Mark R. Munch(4)	65,000	*
Anthony L. Mattacchione(5)	10,000	*
Juergen Srega(6)	47,540	*
Wolf-Dieter Emmerich(7)	35,910	*
Stephen W. Fesik(8)	28,260	*
Brenda J. Furlong(9)	33,910	*
Chris van Ingen(10)	6,600	*
Marc A. Kastner(11)	3,300	*
Richard D. Kniss(12)	67,436	*
Joerg C. Laukien	18,198,445	10.8%
William A. Linton(13)	78,010	*
Gilles Martin	—	—
Richard A. Packer(14)	35,260	*
Richard M. Stein	3,349	*
Bernhard Wangler(15)	63,510	*
All executive officers and directors as a group (19 persons)(16)	58,101,958	34.6%

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
5% Beneficial Owners
T. Rowe Price Associates, Inc.(17)	21,065,180	12.5%
100 E. Pratt Street
Baltimore, MD 21202

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 7,500 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 114,306 shares of restricted common stock. Also includes: 1,846,499 shares owned by Robyn Laukien as to which Dr. Laukien has sole voting power; 336,607 shares held by each of his adult children, as to which Dr. Laukien has sole voting power and shared investment power; and 201,702 shares held as custodian for the benefit of a minor child of his, as to which Dr. Laukien has sole voting and investment power. Does not include 6,920 shares held in trust for each of Dr. Laukien's two adult children, or 551 shares held by his spouse, in each case as to which Dr. Laukien disclaims beneficial ownership.

(3)
Includes options to purchase 14,610 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 91,747 shares of restricted common stock.

(4)
Includes options to purchase 45,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 20,000 shares of restricted common stock.

(5)
Includes options to purchase 10,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(6)
Includes options to purchase 18,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 17,232 shares of restricted common stock.

(7)
Includes options to purchase 35,910 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(8)
Includes options to purchase 28,260 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(9)
Includes options to purchase 32,910 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(10)
Includes options to purchase 6,600 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(11)
Includes options to purchase 3,300 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 31,260 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(13)
Includes options to purchase 31,260 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(14)
Includes options to purchase 31,260 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(15)
Includes options to purchase 43,260 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(16)
Includes options to purchase 353,130 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(17)
According to a Schedule 13G filed February 12, 2014, T. Rowe Price ("Price Associates") beneficially owns, or may be deemed to beneficially own, 21,065,180 shares as a result of acting as investment advisor to various investment companies and institutional clients. Price Associates has sole power to dispose of 21,065,180 shares, and has sole power to vote or direct the voting of 4,526,930 shares.

 EXECUTIVE OFFICERS

        Our executive officers are designated annually by the board of directors. In February 2014, our board of directors designated the persons listed below as the Company's executive officers for the fiscal year ending December 31, 2014.

Name	Age	Position
Frank H. Laukien, Ph.D.	54	Chairman, President and Chief Executive Officer
Charles F. Wagner, Jr.	46	Executive Vice President and Chief Financial Officer
Anthony L. Mattacchione	51	Senior Vice President, Corporate Finance and Accounting
Michael G. Knell	37	Vice President of Finance and Chief Accounting Officer
Thomas Bachmann.	55	President, Bruker BioSpin Group
Mark R. Munch, Ph.D.	52	President, Bruker Nano Surfaces Division and Bruker MAT Group
Juergen Srega	59	President, Bruker CALID Group

        During the fiscal year ended December 31, 2013, Dr. Frank Laukien, Mr. Wagner, Mr. Mattacchione, Mr. Knell, Mr. Bachmann, Mr. Srega, Dr. Munch, Dr. Werner Maas and Dr. Bernd Gewiese served as executive officers of the Company. Messrs. Mattacchione, Bachmann and Srega joined the Company during 2013. For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director of the Company, please see "Certain Information Regarding Directors and Nominees" above. Biographical information relating to our current non-director executive officers is presented below.

        Charles F. Wagner, Jr.    Mr. Wagner has served as the Company's Executive Vice President and Chief Financial Officer since July 2012. From November 2010 to March 2012, Mr. Wagner was the Executive Vice President of Finance and Administration and Chief Financial Officer of Progress Software Corporation, a provider of enterprise software located in Bedford, Massachusetts. Mr. Wagner served as Vice President and Chief Financial Officer of Millipore Corporation, a global provider of products and services in the life science tools market, from 2007 until July 2010, when Millipore was acquired by Merck KGaA. Mr. Wagner joined Millipore in 2002 and from 2003 to 2007 served as Vice President, Strategy and Corporate Development. From 1997 to 2002, he served in various roles at Bain & Company after having served as Manager, Accounting Analysis, at Millipore from 1995 to 1996 and as Manager at Coopers & Lybrand from 1990 to 1995. Mr. Wagner served as a director of the Company and member of the Audit Committee from August 2010 to June 2012. Additionally, from 2010 to March 2013, Mr. Wagner served as a director of Bruker Energy & Supercon Technologies, Inc., where he was a member of the Audit Committee. Mr. Wagner holds a B.S. from Boston College and a M.B.A. from Harvard Business School.

        Anthony L. Mattacchione.    Mr. Mattacchione joined the Company as Senior Vice President, Corporate Finance and Accounting, in February 2013. Mr. Mattacchione is responsible for the Company's global finance and accounting functions, including treasury, tax, shared financial services, internal controls and internal audit. Prior to joining the Company, Mr. Mattacchione served as Chief Financial Officer of EMD Millipore Corporation, a subsidiary of Merck KGaA, since July 2010 and as Vice President, Controller and Chief Accounting Officer of Millipore Corporation from April 2006 until his appointment as Chief Financial Officer of EMD Millipore following the acquisition of Millipore by Merck KGaA. From 1990 to April 2006, Mr. Mattacchione served in various financial roles at Gerber Scientific, Inc., including as Treasurer, Corporate Controller and Chief Accounting Officer. Mr. Mattacchione was a senior auditor at Price Waterhouse LLP from 1988 to 1990. Mr. Mattacchione is a Certified Public Accountant in the State of Connecticut and holds a M.B.A. in finance from the University of Connecticut and a B.S. in accounting from Central Connecticut State University.

        Michael G. Knell.    Mr. Knell has served as the Company's Vice President of Finance and Chief Accounting Officer since March 2012. Prior to joining the Company, Mr. Knell was with Ernst & Young LLP in its Boston office, where since 1998 he served in various roles, including most recently as Partner-Assurance Services and as a senior manager of Assurance Services from 2006 until his promotion to partner in July 2011. Mr. Knell's audit experience at Ernst & Young included service for a variety of clients in the retail, consumer products and manufacturing industries. Mr. Knell is a Certified Public Accountant in Massachusetts and holds a Bachelor of Science degree in Business Administration from the State University of New York at Buffalo.

        Thomas Bachmann.    Mr. Bachmann joined the Company as President, Bruker BioSpin Group, in August 2013. In this position Mr. Bachmann is responsible for management of the global operations of our Bruker BioSpin Group, which manufactures and distributes the Company's analytical and preclinical magnetic resonance instrumentation. Prior to joining the Company, Mr. Bachmann most recently served from 2005 to 2012 as Chief Executive Officer of Tecan Group in Switzerland, a leading global provider of complex laboratory instrumentation and integrated liquid-handling workflow solutions for life science research and diagnostics. From 2002 until 2004, he was CEO of the Arbonia-Forster Group's Steel Systems Business, a global provider of building supplies. From 1985 until 2002, Mr. Bachmann served in various roles as global Sales and Marketing Director, Business Unit Director and Senior Vice President of Corporate Development at Rieter Holding, a global provider of textile machinery and plants, as well as an automotive supplier of acoustic and thermal insulation systems. Mr. Bachmann holds a B.S. in Mechanical Engineering and an Executive MBA from IMD Business School in Switzerland.

        Mark R. Munch, Ph.D.    Dr. Munch has served since September 2012 as President, Bruker MAT Group, with responsibility for management of the global operations of our Bruker MAT Group, which manufactures and distributes the Company's advanced analytical X-ray technologies and spark-optical emission spectroscopy, atomic force microscopy and stylus and optical metrology instrumentation used in non-destructive molecular, materials and elemental analysis. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly-owned subsidiary of the Company, since October 2010. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010 Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch has also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch's background includes over 23 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and Ph.D. in Chemical Engineering from Stanford University.

        Juergen Srega.    Mr. Srega joined the Company as President, Bruker CALID Group in January 2013. In this position Mr. Srega is responsible for management of the global operations of our Bruker CALID Group, which manufactures and distributes the Company's mass spectrometry and chromatography instruments for life science and applied markets, as well as analytical instruments for chemical, biological, radiological, nuclear and explosives detection and research and process instruments based on infrared and Raman molecular spectroscopy technologies. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly-owned subsidiary of the Company located in Germany. Prior to joining the Company, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics headquartered in Waltham, Massachusetts. At Thermo Fisher Scientific, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a B.A. in Finance from Nord Akademie in Hamburg, Germany and a B.A. in Engineering from Karlsruhe University of Applied Sciences in Karlsruhe, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the principles, objectives, and features of our executive compensation program, which is generally applicable to each of our senior officers. However, this CD&A focuses primarily on the program as applied to our Chief Executive Officer and the other executive officers included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the "named executive officers." For 2013, our named executive officers were:

  •
  Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer

  •
  Mr. Charles F. Wagner, Jr., Executive Vice President and Chief Financial Officer

  •
  Mr. Anthony L. Mattacchione, Senior Vice President, Corporate Finance and Accounting

  •
  Dr. Mark R. Munch, President, Bruker Nano Surfaces Division and Bruker MAT Group

  •
  Mr. Juergen Srega, President, Bruker CALID Group

Executive Overview

        Our executive compensation program is designed to attract, motivate, retain and reward the individuals that lead the Company. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. We believe that our compensation policies and practices are effectively designed to motivate and reward performance, and that the mix of compensation elements creates incentives that are closely aligned with increasing shareholder value without encouraging excessive or unnecessary risk-taking.

        Our business strategy is to create value for our stockholders based on our ability to innovate and generate revenue growth, both organically and through acquisitions. Achieving improvements in our gross profit margins, operating margins and cash flow are also critical to our success. In 2013, our revenues grew by 2.7% to $1.84 billion from $1.79 billion, despite a difficult economic environment in certain of our key markets. Adjusted for changes in foreign exchange rates and recent acquisitions and divestitures, our 2013 revenues grew by 3.2%. Despite this increase in revenues, our gross profit declined and our gross profit margin for fiscal 2013 dropped to 43.8% from 46.3% for fiscal 2012. On a non-GAAP basis, excluding the effects of acquisition-related costs and restructuring charges totaling, in the aggregate, $27.3 million and $21.9 million for the year ended December 31, 2013 and 2012, respectively, our gross profit margins declined approximately 220 basis points to 45.3% for fiscal 2013, compared to 47.5% for fiscal 2012. Our operating income for fiscal 2013 declined to $148.2 million, or 8.1% of revenues, from $156.0 million, or 8.7% of revenues, for fiscal 2012. Adjusted for acquisition-related costs and other non-recurring charges totaling, in the aggregate, $57.3 million and $63.0 million in 2013 and 2012, respectively, our non-GAAP operating margin declined by approximately 100 basis points to 11.2% in 2013 from 12.2% in 2012.

        We remained focused in 2013 on various initiatives aimed at reducing our operating costs and improving our operating efficiency. While we were able to reduce our selling, general and administrative expenses and research and development expenses in 2013, these cost-savings were more than offset by adverse changes in foreign exchange rates, particularly the strengthening of the U.S. Dollar against the Japanese Yen, as well as costs related to closing facilities and implementing outsourcing and other restructuring initiatives. As a result of these factors, although our GAAP earnings per share improved modestly to $0.48 per share in 2013 from $0.46 per share in 2012, 2013 non-GAAP earnings per share fell to $0.77 from $0.83 for 2012.

        Our 2013 financial results did not achieve the corporate financial goals we had established for 2013. However, our management team made significant progress on a number of strategic initiatives that we believe will benefit our future profitability and ultimately contribute to positive shareholder value creation. Consequently, consistent with our pay for performance philosophy, the 2013 cash incentive awards approved for our executive officers reflected these mixed results and were below targeted award amounts. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2013, as approved by the Compensation Committee:

  •
  Salaries.  For fiscal 2013, the Compensation Committee evaluated our executive officers' base salaries in light of competitive market levels and approved a 23.8% salary increase for Dr. Frank Laukien, our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate in recognition of the Company's growth and increasing complexity, as well as the Compensation Committee's understanding of competitive market levels for chief executive officers with similar experience and responsibilities. The 2013 base salaries for each of our other executive officers, each of whom joined our senior management team during 2012 or 2013, were set at levels which the Compensation Committee considered appropriate given their respective responsibilities and competitive market conditions.

  •
  Performance-Based Cash Incentive Awards and Payouts.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers' total compensation potential for fiscal 2013 was linked to achievement of corporate and individual quantitative and qualitative goals.

  •
  As with past years, the Compensation Committee established specific fiscal year 2013 quantitative and individual qualitative goals for our executive officers. Payment for cash incentive bonuses linked to the achievement of pre-established quantitative financial performance goals is calculated based on percentage achievement of the respective goals, with no threshold or maximum.

  •
  The Compensation Committee approved 2013 quantitative performance targets related to revenue growth, operating profit improvement, earnings per share growth and working capital management for our corporate level executives, including Dr. Laukien, Mr. Wagner and Mr. Mattacchione, based on our business plan goals for these key metrics. The quantitative performance targets approved by the Compensation Committee for our executive officers with primary operating Group management responsibilities, including Mr. Srega and Dr. Munch, varied based on key performance drivers for their respective operating Group. Quantitative financial performance goals represented 70% of each of our executive officers' total cash incentive compensation potential, with the remaining 30% allocated to individual qualitative performance goals established by the Compensation Committee.

  •
  Annual cash incentive awards for fiscal 2013 rewarded our executive officers for generally strong performance relative to their individual qualitative goals, but also reflected the fact that our financial performance goals were not achieved or were only partially achieved. Based on 2013 quantitative goals and performance results and our pay for performance philosophy, cash incentive payments for performance against quantitative goals ranged from 0% to 46% of our executive officers' target bonuses linked to their 2013 quantitative performance goals. In addition, our executive officers received amounts ranging from 74% to 100% of target bonuses linked to their 2013 individual qualitative performance goals.

    •
    As executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company and individual performance. For example, our Chief Executive Officer's potential cash incentive compensation for 2013, based on achieving targeted levels of performance relative to the corporate financial goals and individual qualitative goals, represented more than 50% of his total potential cash compensation.

  •
  Long-Term Incentive Awards.  In 2013, the Compensation Committee approved long-term incentive awards to our executive officers and senior management team, including awards of stock options and restricted stock, in each case subject to time-based vesting. The value of such awards to our named executive officers on the respective grant dates ranged from 2 times to over 2.5 times the named executive officer's respective 2013 base salary, other than in the case of Mr. Srega, who received an initial equity award upon joining the Company in early 2013 which was higher than that range in order to induce Mr. Srega to join the Company and to offset forfeited equity awards from his former employer.

2011 Say on Pay Vote

        In May 2011, our stockholders cast an advisory vote on the Company's executive compensation decisions and policies as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. Over 99 percent of the shares voted on the matter at the 2011 Annual Meeting of Stockholders approved the compensation decisions and policies described in the 2011 proxy statement. The Compensation Committee again considered this result in 2013 and determined that it was not necessary to make any material changes to the Company's compensation policies and practices in response to the most recent advisory vote. However, the Compensation Committee regularly reviews the compensation programs of our executive officers to ensure that they achieve our objectives. At the Company's 2011 Annual Meeting of Stockholders, our stockholders also voted on a proposal on the frequency of future stockholder advisory votes regarding the compensation of the Company's named executive officers. A frequency of once every three years received the highest number of votes cast, as well as a majority of the votes cast on the proposal. Consistent with these results, our stockholders are being asked to cast an advisory vote regarding executive officer compensation at the Company's 2014 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Process

  Key Considerations in Setting Compensation

        Our key objectives in structuring and determining executive compensation are to:

  •
  attract and retain qualified executive officers by offering competitive compensation packages;

  •
  motivate existing officers to perform by providing meaningful incentive-based compensation;

  •
  align compensation with Bruker Corporation's annual and long-term performance goals; and

  •
  focus our leadership team on creating value for our stockholders, without encouraging excessive or unnecessary risk-taking.

        To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting certain performance goals. Executive compensation is based in part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short and long term performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the individual's performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of stockholder value through grants of equity incentive awards with extended vesting schedules.

  Role of the Compensation Committee

        Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee oversees the Company's equity incentive plan, determines the Chief Executive Officer's salary, bonus, and equity-based compensation, oversees the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers listed in the Summary Compensation Table included in this proxy statement as well as for other officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

        The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Chief Executive Officer completing a self-evaluation, which is submitted to the Compensation Committee for review and discussion. As part of this review, the Chairman of the Compensation Committee may solicit views from other members of our board of directors, after which the Chairman of the Compensation Committee provides feedback to the Chief Executive Officer. The Compensation Committee uses this evaluation along with market data in setting the Chief Executive Officer's compensation.

        For executive officers other than our Chief Executive Officer, the Compensation Committee relies primarily on input and recommendations from our Chief Executive Officer in the case of our Chief Financial Officer and other executive officers who report directly to our Chief Executive Officer and, in the case of our other executive officers, our Chief Financial Officer. Our Chief Executive Officer and our Global Vice President of Human Resources also may contribute input to the Compensation Committee in connection with its evaluation of executive officers' performance objectives and performance of the executive officers against those objectives to assist it in making appropriate decisions regarding salary and incentive awards.

        During or prior to the first quarter of each fiscal year, the Compensation Committee reviews and approves changes to our executive officers' total target cash compensation, including base salary and target incentive compensation. During the first quarter of each fiscal year, the Compensation Committee also reviews recommendations from management on the most recently completed fiscal year short-term incentive compensation programs relative to anticipated corporate and individual performance. Additionally, during the first quarter of each fiscal year, the Compensation Committee reviews and makes recommendations to the full board of directors regarding any changes to board compensation. The Compensation Committee generally reviews recommendations for long-term equity incentive awards during the second quarter of the fiscal year.

        The Compensation Committee assesses competitive market compensation for our executive officers using a variety of external sources, including cash compensation data derived from independent sources for a reference group of publicly-traded companies in the same or similar industries. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a "market check" to help ensure that individual cash compensation levels remain reasonable and competitive. During 2012, the Compensation Committee engaged an independent compensation consultant, QTI Consulting, Inc., or

QTI, to provide guidance to the Compensation Committee and to management on compensation trends and program design, as well as an objective perspective on the process of evaluating and developing proposals regarding our compensation practices. The Compensation Committee and management continued to use the data compiled by QTI during fiscal 2013 for the development of overall competitive equity grant guidelines for the Company. Additionally, in September 2013, management retained independent consulting firm Radford Consulting, or Radford, to provide additional support in evaluating the Company's executive compensation levels and practices, particularly with respect to total direct compensation, internal pay equity and long-term incentive award processes, including the impact of overall shareholder dilution resulting from equity awards.

        The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our executive officers in recognition of exceptional individual performance or contributions to Company performance. Additionally, the Compensation Committee may exercise its discretion not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of an executive officer in the event the Compensation Committee determines that such executive officer has violated Company policies or has failed to meet minimum performance expectations of an executive officer in that executive's position.

  Role of Management

        The Chief Executive Officer, with the assistance of the Chief Financial Officer, is responsible for making recommendations to the Compensation Committee for our Company-wide performance goals and the cash incentive goals and weightings for the Company's other executive officers. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own cash incentive plan and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and Chief Financial Officer and determines the final incentive plan structure and goals for each of the executive officers, including threshold and target incentive payment levels. After the close of the fiscal year, the Chief Executive Officer, assisted by the Chief Financial Officer, provides the Compensation Committee with his assessment of the performance of the other executive officers against their respective bonus goals and proposed cash incentive payout. When determining the cash incentive plan payout for our executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer and Chief Financial Officer, makes the final determination based on its assessment of each executive officer's performance relative to his or her performance-based goals.

        The Chief Executive Officer, Chief Financial Officer and Global Vice President of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations, including the results of annual performance evaluations our Chief Executive Officer and Chief Financial Officer conduct on our other named executive officers.

  Role of Compensation Consultants

        In light of the growth in recent years in the size of the Company and its global operations, changes in the competitive landscape as a result of industry consolidation and changes in the Company's own organizational and management structure, the Compensation Committee and management worked with QTI in 2012 to, among other things, develop a survey for competitive compensation comparisons, analyze internal pay equity across the Company's global operations and recommend a unified global structure for the Company's compensation practices based on current competitive market pay levels. The results of this work, including the market survey data discussed below, helped inform the Compensation Committee's assessments and determinations of executive officer compensation for 2013.

        In September 2013, management retained Radford to provide additional support to management and the Compensation Committee, including the selection of new peer group companies and expanded peer group survey data, as well as analysis and advice on the Company's executive compensation structure, program design and market practices. Services provided during fiscal 2013 by Radford under its engagement with the Company included working with the Company to develop a new peer group to be used for compensation assessments, analyzing the Company's executive compensation pay levels and practices, including the Company's share allocation and utilization as compared with selected peer companies, and providing advice with respect to incentive plan design changes. The analyses and recommendations provided by Radford are expected to be among the inputs considered in the evaluation of the Company's compensation process, program design and executive compensation determinations beginning in 2014.

        Through its affiliates QTI Professional Staffing and Qualitemps, QTI provided certain temporary staffing services to the Company in 2013. Aon and Aon Hewitt, affiliates of Radford, also provided human resources consulting services to the Company in 2013for which services they received aggregate fees of $380,000 in 2013. For its services as a compensation consultant to the Company, Radford received aggregate fees of $50,000 in 2013. The Compensation Committee has assessed the independence of QTI and Radford and determined that each of the compensation consultants is independent and that no conflicts of interest existed during fiscal 2013 or, in the case of Radford, which continues to provide compensation consulting services to the Company, exist currently. The Compensation Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

  Peer Group Review and Market Data

        In establishing and evaluating fiscal 2013 compensation for our executive officers as of January 1, 2013, as well as for executive officers hired in 2013, the Compensation Committee utilized survey market data and peer group analysis provided by QTI. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization and industry. The market data compiled by QTI in 2012 updated the peer group universe and market data compiled by the Company in 2010 and was based on published survey sources, including the Economic Research Institute Executive Compensation Assessor, Radford Global Technology and Global Sales Surveys and Towers Watson Data Services Global Remuneration Planning and Data Services Top Management Compensation Survey Reports, as well as recent proxy statements of the Company's peer group companies. The Compensation Committee did not directly tie target compensation for our named executive officers to any one type of reference data, but instead considered all of these sources in determining the appropriate level of compensation for our executive officers.

        For fiscal 2013 compensation evaluations, the peer group identified by QTI and referenced by the Compensation Committee was comprised of 20 other companies in the scientific instruments and durable goods manufacturing industry groups. The Compensation Committee believes that a peer group consisting of competitors of various sizes provides useful insight for their consideration of compensation levels, including information about the range and median of competitive salaries and cash bonuses. In 2012, at the time QTI compiled data for the peer group companies, the companies in the peer group ranged in size on a revenue basis from approximately $0.6 billion to $46.5 billion with a median of $1.9 billion as compared to our revenue of $1.7 billion. The peer group considered by the

Compensation Committee for its evaluation of 2013 base salary and annual cash incentive targets of our executive officers included:

• Affymetrix Inc.	• Lockheed Martin Corporation
• Agilent Technologies, Inc.	• Mettler-Toledo International Inc.
• Abiomed, Inc.	• Northrop Grumman Corporation
• Bio-Rad Laboratories, Inc.	• PerkinElmer, Inc.
• Caliper Life Sciences, Inc.	• Sequenom, Inc.
• Danaher Corporation	• Teleflex Incorporated
• Hill-Rom Holdings, Inc.	• ThermoFisher Scientific, Inc.
• Hologic, Inc.	• Varian Medical Systems, Inc.
• Invacare Corporation	• Waters Corporation
• KLA-Tencor Corporation	• Zygo Corporation

        In general, in light of our relative market position, the Compensation Committee considered the range and median compensation levels of the companies in the peer group to be appropriate competitive comparisons for our executive officers when evaluating and approving 2013 compensation packages.

Executive Compensation Components and 2013 Compensation Determinations

        Consistent with our compensation objectives and philosophy, when setting compensation for our named executive officers the Compensation Committee focuses on providing a competitive and complementary mix of components, including base salary, annual incentive compensation and long-term equity incentive awards, designed to work together to reward performance and create incentives that encourage behavior consistent with the overall interests of the Company.

        In determining compensation packages for our named executive officers, the Compensation Committee seeks to strike an appropriate balance between fixed and variable compensation and between short-and long-term compensation. We believe that making a significant portion of our named executive officers' compensation variable and long-term supports our pay-for-performance executive compensation philosophy, while also mitigating potential excessive risk-taking behavior.

Components of Executive Compensation

        Total compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock grants.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including each officer's levels of responsibility, experience and potential, performance and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted after considering the various factors described above.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash incentive bonuses for the Chief Executive Officer and our other executive officers are based upon management's success in meeting our financial and strategic goals. Specific criteria for these awards are based on a combination of quantitative financial and qualitative individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each executive officer based on responsibilities and role within our Company and include financial or strategic measures, including, among others, revenue growth, gross profit and operating profit margin improvement, working capital ratio improvements, achieving return on invested capital goals, meeting earnings per share targets, identifying and developing new product and market opportunities and furthering or achieving other strategic initiatives. The individual goals are intended to reward performance which results in our Company meeting or exceeding its financial or operational goals.

        The Compensation Committee also considers the mix of performance goals in order to balance the incentives created to mitigate risks that may be associated with a particular performance goal. In 2013, for example, the cash incentive plans established for our corporate level officers, including our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Finance and Accounting, consisted of a revenue target goal with targets for non-GAAP operating profit improvement, working capital and non-GAAP earnings per share goals, such that the combination of goals emphasized profit and cash flow improvements as well as top-line performance based on the business plan approved by our board of directors. Through a mix of quantitative financial metrics and qualitative individual goals, cash incentive awards reflect both the individual's contributions compared to his or her specific performance goals for the year and the overall performance of our Company or the particular operations under the executive officer's leadership.

        Long-Term Incentive Awards.    Equity incentive compensation in the form of stock options and restricted stock is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our common stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. The Company's 2010 Incentive Compensation Plan is the vehicle used for grants of stock options and restricted stock to our executive officers and other employees. Company management evaluates the efficacy of our long-term incentive compensation on an ongoing basis, and provides input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the executive officers.

        Stock option and restricted stock grants are discretionary and may be granted by the Compensation Committee at any time. Historically, we have not awarded equity incentive compensation with performance-based vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. The Compensation Committee does, however, consider individual and Company performance in determining the value of total and individual equity awards. The Compensation Committee has determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall compensation package in determining award levels. In making specific grants to executives, the Compensation Committee evaluates each executive officer's total equity compensation package. The Compensation Committee generally reviews the option and restricted stock holdings of each of the executive officers as well, including vesting and exercise price and the then current value of such options or restricted stock. We consider long-term equity compensation to be an integral part of a competitive executive compensation package as both a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of our stockholders.

Mix of Compensation

        In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards are intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the individual officer's responsibility increases. For example, in 2013 over 50% of our Chief Executive Officer's total potential cash compensation was at risk through his short-term cash incentive program. Additionally, recognizing the importance of providing further incentives directly linked to the performance of our common stock and aligned with shareholder interests, in 2013 the Compensation Committee approved market competitive long-term incentive awards to our executive officers, including awards to Dr. Laukien, our Chief Executive Officer, and Mr. Wagner, our Chief Financial Officer, of stock options and restricted stock grants valued at the time of the respective awards at over 100% of the executive officer's total target cash compensation, subject in each case to time-based vesting and continued employment.

2013 Base Salaries

        Annual base salaries approved by the Compensation Committee for each of our named executive officers for 2013 are as follows:

	2013 Base Salary	2012 Base Salary	% Change
Dr. Frank Laukien	$550,000	$444,338	23.8%
Mr. Wagner	$491,000	$475,000	3.4%
Mr. Srega(1)	$371,896
Dr. Munch	$380,000	$380,000	0.0%
Mr. Mattacchione(2)	$280,000

(1)
Mr. Srega joined the Company in January 2013. Amounts in the table represent the U.S. dollar equivalent value of Mr. Srega's base salary (€280,000), based on the 2013 average midpoint conversion rate of €1.0 =$1.3282.

(2)
Mr. Mattacchione joined the Company in February 2013.

        For fiscal 2013, the Compensation Committee approved a 23.8% salary increase for Dr. Laukien, our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate in recognition of the Company's growth and increasing global complexity, as well as the Compensation Committee's understanding of competitive market levels for chief executive officers with similar experience and responsibilities. In particular, Dr. Laukien's base salary and total compensation potential was, and continued to be, significantly below the median CEO salary and total compensation of his peers based on the peer group survey and market data reviewed by the Compensation Committee.

        Based on Mr. Wagner's positive performance evaluation and comparison to market data, the Compensation Committee determined that his base salary for fiscal 2013 should be increased by 3.4%, which resulted in his base salary and total compensation potential remaining between the median and 75th percentile of his peer group.

        In August 2012, in connection with Dr. Munch's promotion to President of the Bruker MAT Group and in recognition of his increased responsibilities in that role, the Compensation Committee approved a 15% increase in Dr. Munch's base salary, to $380,000. The Compensation Committee determined that the adjusted level continued to be appropriate for fiscal 2013 as it was approximately equal to the median base salary compensation paid to executives in comparable positions according to market data reviewed by the Compensation Committee. Accordingly, Dr. Munch's salary was unchanged for 2013. Base salaries for our executive officers hired in 2013, Mr. Srega and Mr. Mattacchione, reflect the Compensation Committee's assessment of competitive market levels and internal pay equity and were set at approximately the median of base salary compensation paid to executives in comparable positions based on market data reviewed by the Compensation Committee.

Cash Incentive Plans and Review of 2013 Performance

        Annual cash incentive compensation supports the Compensation Committee's pay-for-performance philosophy and aligns individual goals with Company goals. Under the annual incentive plans, executive officers are eligible for cash awards based on a combination of the Company's attainment of pre-established financial performance metrics and achievement of individual qualitative goals.

Consistent with its past practice, the Compensation Committee structured our executive officers' 2013 cash incentive plans as follows:

  •
  At the beginning of the fiscal year, the Compensation Committee established performance measures and goals, which included the financial and strategic metrics being assessed, performance targets and weightings for each metric.

  •
  Also at the beginning of the fiscal year, the Compensation Committee set individual target awards for each executive, expressed as a percentage of base salary, based on the executive's level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.

  •
  After the close of the fiscal year, the Compensation Committee received a report from management regarding Company, operating Group and individual performance against the pre-established performance goals. Actual awards were approved based on each named executive officer's individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, as determined by the Compensation Committee.

        The Compensation Committee sets the performance metrics as well as the performance targets for each metric after consultation with management. The two primary classifications of performance goals utilized in the annual incentive plans are quantitative financial goals and individual qualitative performance goals. Each performance metric represents part of the total incentive award calculation, with the quantitative financial goals accounting for, in the aggregate, 70% of the target award potential and the individual qualitative performance goals accounting for, in the aggregate, 30% of the total incentive award potential. Under the methodology adopted by the Compensation Committee for years beginning with 2010, the payments for cash incentive bonuses linked to the achievement of pre-established quantitative performance goals are calculated based on percentage achievement of the quantitative target goal, with no threshold or maximum.

        Payments for individual qualitative goals are made in a range of 0% to 125%, with 50% of the target amount payable if the Compensation Committee determines that a qualitative goal was partially achieved, 75% of the target amount payable if the Compensation Committee determines that a qualitative goal was mostly achieved, 100% of the target amount payable if the Compensation Committee determines that a qualitative goal was substantially achieved and, with respect to up to 15% of goals, 125% of the target amount payable if the Compensation Committee determines that performance exceeded a qualitative goal. For example, if an executive officer achieves 30% of a quantitative performance goal then the 2013 cash incentive bonus will include an amount equal to 30% of the target amount allocated to that goal. If the Compensation Committee determines that the executive officer has made substantial progress toward achieving a qualitative performance goal, the cash incentive bonus payment will include an amount equal to 75% of the target amount allocated to that goal. In order to provide additional motivation to the executive officers, and to reward outstanding corporate performance, the Compensation Committee has not set a maximum amount that can be earned in the event that the executive officers exceed their quantitative goals in the performance-based incentive plans.

        Incentive awards linked to individual qualitative goals, however, are to be limited to 100% of the target incentive amount allocated to each of those goals, except that up to 15% of such goals may be awarded with payout of 125% for outstanding performance. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that an executive officer has delivered exceptional performance. The 2013 cash incentive plan approved for Dr. Munch was based in part on a legacy plan of the Company's Bruker Nano, Inc. subsidiary and differs in some respects from the description above. Effective in 2014, the cash incentive compensation plans of our executive officers will operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the corporate or Group level to reflect individual areas of responsibility.

  2013 Cash Incentive Plans

        Setting Incentive Target Levels.    The Compensation Committee establishes cash incentive plans for our executive officers, including each of our named executive officers, which are designed to provide meaningful performance incentives, relative to both fixed cash compensation in the form of salary and overall potential cash compensation, consistent with the Company's strategic goals and objectives and each individual executive officer's responsibilities. The following table summarizes the 2013 cash incentive target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation.

2013 Cash Incentive Targets

	Target Level	% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Dr. Frank Laukien	$700,000	127%	56%
Mr. Wagner	$500,000	102%	50%
Mr. Srega(1)	$185,948	50%	33%
Dr. Munch	$228,000	60%	38%
Mr. Mattacchione	$122,500	50%	33%

(1)
Amounts in the table represent the U.S. dollar equivalent value of Mr. Srega's cash incentive target (€140,000), based on the 2013 average midpoint conversion rate of €1.0 =$1.3282.

        When setting individual target incentive levels for fiscal 2013, the Compensation Committee reviewed, for each named executive officer, individual target awards applicable in fiscal 2012, the total cash compensation established for fiscal 2012 and the projected cash compensation for fiscal 2013, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Based upon this review, as well as the increase in Dr. Laukien's 2013 base salary, the Compensation Committee determined that his cash incentive target should be adjusted to provide both a meaningful increase in his total cash compensation potential and to maintain an appropriate mix of short-term fixed and variable compensation. As a result, Dr. Laukien's cash incentive target was raised to $700,000 from $550,000, or to 127% of base salary from 124% of base salary, which represented a modest increase in Dr. Laukien's relative amount of "at risk" potential cash compensation. The Compensation Committee also determined that a greater amount of Dr. Munch's potential cash compensation should be tied to performance incentives in light of his current responsibilities and increased his cash incentive target to $228,000 from $198,000, or from 52% of base salary to 60% of base salary. Additionally, in light of its review of peer group data and the overall compensation of each other named executive officer, the Compensation Committee determined to maintain Mr. Wagner's cash incentive target at the same level as fiscal 2012 and to establish the cash incentive target of the newly hired executive officers, Mr. Srega and Mr. Mattacchione, at 50% of base salary.

        Setting Performance Goals.    The Compensation Committee establishes specific corporate level quantitative financial performance goals for our executive officers with corporate responsibilities, including named executive officers Dr. Laukien, Mr. Wagner and Mr. Mattacchione, and Group level quantitative performance goals for our executive officers with Group level management responsibilities, including Mr. Srega and Dr. Munch, based on key corporate, Group or divisional business plan goals for the fiscal year. The specific quantitative and qualitative performance goals and weightings established by the Compensation Committee to measure and reward our named executive officers'

performance in 2013, as well as the performance achieved relative to these goals and resulting payout percentages, are described below.

  2013 Corporate Level Performance Goals

  Dr. Frank Laukien
  Mr. Wagner
  Mr. Mattacchione

Quantitative Performance Goals
(70% of Target Bonus Potential)

2013 Corporate Level Performance Goals	Weighting	2013 Performance	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $90 Million Currency-Adjusted Revenue Growth	15%	$58 million Currency- Adjusted Revenue Growth	64.4%	9.7%
• $29.8 Million Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	20%	$14 million decrease in Non-GAAP Operating Profit	0%	0%
• $0.10 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	15%	$0.06 decrease in Non- GAAP Earnings Per Share	0%	0%
• $0.03 Reduction in Working Capital Ratio (adjusted for acquisition and restructuring charges)	20%	$0.017 Reduction	58.6%	11.8%
Total	70%		30.7%	21.5%

        For 2013, the Compensation Committee established quantitative financial performance targets that represented 70% of each named executive officer's total incentive award target. The corporate level goals for these executive officers emphasized key elements of our strategy for providing value to our stockholders, with a mix of goals that focus on generating revenue growth and improving efficiency and profitability. As summarized in the table above, we partially achieved the currency-adjusted revenue growth and working capital ratio improvement goals of our 2013 business plan, which together accounted for 50% of the potential incentive award payment for corporate level quantitative goals, but did not deliver any portion of our targeted non-GAAP operating profit or non-GAAP earnings per share improvements, resulting in no award earned for such goals. As a result of the challenges to the Company's financial performance in 2013 and consistent with our pay-for-performance philosophy, the cash incentives earned by Dr. Laukien, Mr. Wagner and Mr. Mattacchione for the quantitative financial performance portion of their 2013 cash incentive plans was equal to only 21.5% of their respective total cash incentive targets.

        In addition to the quantitative financial performance goals, the Compensation Committee established specific individual qualitative performance goals for our executive officers with respect to organizational, strategic and other predominantly, although not exclusively, non-financial focuses of corporate or individual development. The individual qualitative goals and weightings established by the Compensation Committee to measure and reward our named executive officers' performance in 2013, as well as the performance achieved relative to these qualitative goals and resulting payout percentages, are described below.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

Named Executive Officer	2013 Individual Qualitative Goals	Weighting	2013 Performance	% of Total Incentive Target Earned
Dr. Frank Laukien	• Improvement in performance of Bruker CAM division	10%	Partially achieved	5%
	• Organizational development initiatives	15%	Fully achieved	15%
	• Strategic operational initiatives	5%	Mostly Achieved	3.75%
	Total	30%		23.75%
Mr. Wagner	• Financial systems and process initiatives	10%	Mostly achieved	7.5%
	• Development of Finance organization	10%	Fully achieved	10%
	• Development of HR and Shared Service Functions	10%	Fully achieved	10%
	Total	30%		27.5%
Mr. Mattacchione	• Financial reporting initiatives	10%	Fully achieved	10%
	• Finance efficiency initiatives	5%	Mostly achieved	3.75%
	• Strategic APAC operational initiatives	5%	Over-achieved	6.25%
	• Organizational development initiatives	10%	Fully achieved	10%
	Total	30%		30%

        The Compensation Committee considered each of the corporate level executive officers' achievements in meeting their individual qualitative goals and the substantial progress made during 2013 with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. Dr. Laukien earned a full payout for his contributions to goals associated with management development, compliance and systems enhancements. Dr. Laukien also was rewarded for mostly achieving goals linked to the Company's outsourcing and restructuring initiatives. The goal tied to improving the financial performance of the Chemical and Applied Markets, or CAM, division was only partially achieved, however, leading to a 50% payout for that portion of his quantitative goals. Based on the Compensation Committee's assessment that Mr. Wagner fully achieved goals relating to international tax and treasury projects, as well as human resources and shared services organizational and process development, and that he mostly achieved targeted goals relating to financial reporting systems, Mr. Wagner earned over 91% of his potential incentive payments allocated to individual qualitative goals. Mr. Mattacchione earned a 100% payout of his individual qualitative goals based on mostly or fully achieving goals with respect to implementation of financial reporting, tax, treasury and internal audit efficiency initiatives and organizational development, as well as outstanding performance in communicating organizational changes implemented in the Company's Asia Pacific and China operations. Awards earned by the executive officers for these individual qualitative performance goals, totaling 79% of potential for Dr. Laukien, 92% of potential for Mr. Wagner and 100% of potential for Mr. Mattacchione, reflect the strength of their individual performance against these objectives during 2013.

  2013 Bruker CALID Group Performance Goals

  Mr. Srega

Quantitative Performance Goals
(70% of Target Bonus Potential)

2013 Bruker CALID Group (CALID) Performance Goals	Weighting	2013 Performance	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $47.9 Million CALID Currency-Adjusted Revenue Growth	15%	$35.1 million Currency-Adjusted Revenue Growth	73.3%	11.0%
• $29.9 Million CALID Adjusted Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	$8.8 million increase in Adjusted Gross Profit	29.5%	4.4%
• $24.1 Million CALID Adjusted Operating Profit Improvement (adjusted for acquisition and restructuring charges)	20%	$3.9 million increase in Adjusted Operating Profit	16.4%	3.3%
• $0.06 Reduction in CALID Working Capital Ratio (adjusted for acquisition and restructuring charges)	20%	$0.05 Reduction	83.3%	16.7%
Total	70%		50.6%	35.4%

        As President of the Bruker CALID Group, Mr. Srega's incentive plan included quantitative financial performance goals directly relating to his leadership of the Bruker CALID Group. As summarized in the table above, our Bruker CALID Group achieved a portion of each of the four Group level quantitative financial performance goals, including goals relating to revenue, profitability and working capital management. As a result, the cash incentive award payout earned by Mr. Srega for the quantitative financial performance portion of his 2013 cash incentive plan opportunity was equal to 35.4% of his total cash incentive target.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

Named Executive Officer	2013 Individual Qualitative Goals	Weighting	2013 Performance	% of Total Incentive Target Earned
Mr. Srega	• Improvement in performance of Bruker CAM division	15%	Partially achieved	7.5%
	• Organizational development initiatives	5%	Over-achieved	6.25%
	• Strategic operational initiatives	10%	Fully Achieved	10%
	Total	30%		23.75%

        The Compensation Committee considered Mr. Srega's performance with respect to individual qualitative goals relating to organizational and product development initiatives in the Bruker CALID

Group's Life Sciences and Clinical, or LSC, division, improving the performance of the CAM division and strategic business development priorities within the CALID Group divisions. After consideration of Mr. Srega's performance relative to these goals, the Compensation Committee determined that Mr. Srega had partially or fully achieved his goals relating to the CAM division and business development priorities, and had exceeded his goals relating to organizational and product development initiatives for the LSC division. As a result, Mr. Srega earned an incentive award payout equal to 79% of the portion of his cash incentive target attributable to individual qualitative goals.

  2013 Bruker Nano Surfaces Division/Bruker MAT Performance Goals

  Dr. Munch

Quantitative Performance Goals
(70% of Target Bonus Potential)

2013 Bruker Nano Surfaces Division (BNS)/ Bruker MAT Group (BMAT) Performance Goals	Weighting	2013 Performance	% of Incentive Goal Achieved	% of Incentive Target Earned
• BNS Currency-Adjusted Revenue Growth to $191.9 million	24%	Funding Threshold not achieved	0%	0%
• Adjusted BNS Gross Margin Improvement to 56.2%	11%	Funding Threshold not achieved	0%	0%
• Reduction in BNS Working Capital Ratio to $0.264	14%	Funding Threshold not achieved	0%	0%
Total BNS	49%			0%
• BMAT Currency-Adjusted Revenue Growth of $14 million	5%	BMAT Currency-Adjusted Revenue declined in 2013	0%	0%
• $14.91 Million BMAT Adjusted Gross Profit Improvement (adjusted for acquisition and restructuring charges)	5%	BMAT Adjusted Gross Profit declined in 2013	0%	0%
• $20.8 Million BMAT Adjusted Operating Profit Improvement (adjusted for acquisition and restructuring charges)	6%	BMAT Adjusted Operating Profit declined in 2013	0%	0%
• $0.018 Reduction in BMAT Working Capital Ratio (adjusted for acquisition and restructuring charges)	6%	BMAT Working Capital Ratio increased in 2013	0%	0%
Total BMAT	21%			0%
Total	70%			0%

        As President of the Bruker Surfaces Division and the Bruker MAT Group, Dr. Munch's incentive plan included quantitative financial performance goals relating to his leadership of both the Company's Bruker Nano Surfaces, or BNS, operating division (70% of his quantitative performance-based incentive, or 49% of his total cash incentive target opportunity) and the Bruker MAT Group (30% of his quantitative performance-based incentive, or 21% of his total cash incentive target opportunity). With respect to the BNS division portion of the plan, an initial eligible bonus pool amount was determined by multiplying Dr. Munch's target bonus applicable to the BNS performance goals of $159,800 by a percentage equal to the percentage achievement of the Company's BNS division relative to an adjusted operating income target of $47.2 million, equal to 14.4% growth relative to 2012, capped at 200% of the target bonus amount. Based on 2013 operating results, none of the targeted adjusted operating income improvement was achieved. As a result, there was no eligible bonus pool for the portion of the quantitative performance goals related to the BNS division. With respect to the BMAT Group portion of the quantitative performance goals under Dr. Munch's plan, none of the quantitative performance goals were achieved. Accordingly, no cash incentives were earned by Dr. Munch for the quantitative financial performance portions of his 2013 cash incentive target.

Individual Qualitative Performance Goals
(30% of Target Bonus Potential)

Named Executive Officer	2013 Individual Qualitative Goals	Weighting	2013 Performance	% of Total Incentive Target Earned
Dr. Munch	• Organizational and product development initiatives	30%	Mostly achieved	22.25%
	Total	30%		22.25%

        The Compensation Committee considered Dr. Munch's performance with respect to individual qualitative goals relating to organizational and product development initiatives within the Bruker MAT Group. After consideration of Dr. Munch's performance relative to these goals, the Compensation Committee determined that Dr. Munch had earned a cash incentive award equal to approximately74% of the portion of his target cash incentive bonus potential attributable to his individual qualitative goals. Additionally, the Compensation Committee, at the recommendation of management, considered an additional bonus payment to Dr. Munch for his significant contributions during fiscal 2013 in connection with the implementation of BMAT Group operational improvements, BMAT Group strategic priorities and the acquisition of a new product line. In recognition of these contributions, the Compensation Committee approved a discretionary bonus payment to Dr. Munch in the amount of $50,000.

        Determining Incentive Award Payments.    Following review of the performance of our named executive officers in fiscal 2013, the Compensation Committee approved awards to the named executive officers based on their respective percentage achievement of 2013 quantitative and individual qualitative performance goals as follows: Dr. Frank Laukien—45.3%; Mr. Wagner—49.0%; Mr. Srega—56.0%; Dr. Munch—22.25% (44.0% including the discretionary bonus award); and Mr. Mattacchione—51.5%. The actual award payments to our named executive officers are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table in this proxy statement, with Dr. Munch's discretionary award reported in the "Bonus" column.

2013 Long-Term Incentive Awards

        The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns the interests of named executive officers with shareholders by focusing them on long-term growth and stock performance.

        During 2013, upon consideration of a variety of factors, including the individual responsibilities and performance of each of our executive officers, our stock price, competitive market practices, including shareholder total potential dilution and annual equity run rate percentages, and outstanding equity awards held by our executive officers, the Compensation Committee approved long-term incentive awards to certain of our executive officers, including: awards of 34,306 shares of restricted stock and options to purchase 62,274 shares of common stock to Dr. Laukien valued at approximately $1,346,351 on the date the awards were granted; awards of 25,726 shares of restricted stock and options to purchase 46,698 shares of common stock to Mr. Wagner valued at approximately $1,031,095 on the date the awards were granted; awards of 20,000 shares of restricted stock and options to purchase 60,236 shares of common stock to Dr. Munch valued at approximately $1,009,605 on the date the awards were granted; awards of 21,540 shares of restricted stock and options to purchase 90,000 shares of common stock to Mr. Srega valued at approximately $1,293,698 on the date the awards were granted; and options to purchase 47,473 shares of common stock to Mr. Mattacchione valued at approximately $455,302 on the date the awards were granted. Portions of the awards to Messrs. Srega and Mattacchione were made to replace awards forfeited at former employers and as an inducement to join the Company.

Executive Benefits

        In 2013, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan and welfare benefit programs. We generally do not provide additional benefits or perquisites to our executive officers, except as follows:

  •
  Dr. Munch is provided an automobile allowance based on the nature of his responsibilities; and

  •
  Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega's benefit consists of three individual plans funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Two of the plans provide for monthly or lump-sum full retirement benefits beginning in 2019. In the event Mr. Srega's employment terminates prior to the eligible retirement age, Mr. Srega may elect to continue funding through personal contributions or the plans may be transferred to a subsequent employer. The third plan provides for full retirement benefits, payable monthly or as a lump-sum, upon retirement at age 67. Under each of the plans, Mr. Srega may elect to receive a reduced benefit beginning at age 62 in the event of early retirement. Contributions made to Mr. Srega's personal pension scheme in 2013 are reported in the "All Other Compensation" column of the Summary Compensation Table included in this proxy statement under the heading "Summary of Executive Compensation."

2014 Compensation Determinations

        One of the key components of the Compensation Committee's assessment of our compensation philosophy is the composition of its competitive frame of reference for executive compensation comparisons. Accordingly, the peer group used as a frame of reference is evaluated periodically and modified as the Compensation Committee determines appropriate to provide a useful reference for its competitive assessments. In 2013, the Company worked with Radford to determine a reasonable and appropriate peer group for future reference, including for setting base salaries and incentive targets for our named executive officers for 2014. The updated peer group was determined according to the following criteria in relation to the Company: industry (reflecting our diverse portfolio of product and service offerings), size (generally within a range of 1/3rd to 3 times our revenues, market capitalization, and number of employees), our overall global footprint and reach, the overall market for executive talent, and reference to other criteria from external proxy advisory firms such as ISS and Glass Lewis. The peer group of 17 companies expected to be used for compensation evaluation beginning in 2014 is as follows:

•

AMETEK, Inc.

•

Bio-Rad Laboratories, Inc.

•

C.R. Bard, Inc.

•

Charles River Laboratories International,  Inc.

•

FEI Company

•

FLIR Systems, Inc.

•

Haemonetics Corporation

•

Hologic, Inc.

•

Illumina Inc.

• KLA-Tencor Corporation • Mettler-Toledo International Inc. • OSI Systems, Inc. • Pall Corporation • PerkinElmer, Inc. • Sigma-Aldrich Corporation • Varian Medical Systems, Inc. • Waters Corporation

  2014 Base Salaries

        For fiscal 2014, the Compensation Committee approved a 9.1% salary increase, to $600,000 from $550,000, for our Chief Executive Officer. The Compensation Committee considered this adjustment appropriate based on the updated peer group data reviewed by the Compensation Committee, as Dr. Laukien's base salary and total target cash compensation continue to be significantly below the market median for chief executive officers of the Company's peer group. Salaries approved by the Compensation Committee for each of our named executive officers for 2014 and 2013, and the percentage increase approved by the Compensation for 2014 base salary compensation, are as set forth in the table below.

	2013 Base Salary	2014 Base Salary	Percentage Change
Frank H. Laukien	$550,000	$600,000	9.1%
Charles F. Wagner, Jr.	$491,000	$510,000	3.9%
Juergen Srega(1)	$385,448	$385,448	0.0%
Mark R. Munch	$380,000	$400,000	5.3%
Anthony L. Mattacchione	$280,000	$288,000	2.8%

(1)
Amounts in the table represent the U.S. dollar equivalent value of Mr. Srega's base salary (€280,000), based on the December 31, 2013 midpoint conversion rate of €1.0 =$1.3766.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        On June 5, 2012, the Company entered into a letter agreement with Mr. Wagner which sets forth certain terms of Mr. Wagner's employment as Executive Vice President and Chief Financial Officer of the Company. Under the terms of the letter agreement, Mr. Wagner's target cash compensation includes the following elements: (i) an annual base salary, which was initially set at $475,000 for 2012; (ii) a cash incentive bonus plan, with an initial target of $500,000 set for 2012; and (iii) for 2012, other cash compensation, including benefits, of $25,000, in each case subject to proration. The letter agreement further provides that Mr. Wagner will receive an annual equity award with a value of $1,000,000 pursuant to the Company's 2010 Incentive Compensation Plan. During the term of his employment, Mr. Wagner will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers.

        Additionally, the letter agreement provides that Mr. Wagner's employment with the Company is at will and may be terminated by either Mr. Wagner or the Company at any time with or without notice and for any or no reason or cause. Mr. Wagner will be entitled to a lump sum severance payment equal to six months of his then current base salary, or $245,500 as of December 31, 2013, under certain conditions, including (i) in the event there is a change in the voting control of the Company and his employment is terminated, voluntarily or involuntarily, within six months after such change of control or (ii) in the event Mr. Wagner's employment is terminated at any time without cause. Under the terms of the letter agreement, Mr. Wagner may not agree to work for any company that designs, makes or sells non-clinical magnetic resonance instrumentation or mass spectrometry instrumentation for a period of six months following resignation or termination of his employment by the Company.

        On June 25, 2012, the Company entered into a letter agreement with Mr. Srega which sets forth certain terms of Mr. Srega's employment as President of the Bruker CALID Group. Under the terms of the letter agreement, Mr. Srega's target cash compensation includes the following elements: (i) an annual base salary set at 280,000 euros, or approximately 371,896, for 2013, subject to annual review and (ii) a cash incentive bonus plan with target of 50% of base salary. Mr. Srega was also entitled to an initial cash bonus payment of 100,000 euros, or approximately $132,820, and an initial equity grant consisting of restricted stock valued at $400,000 and options to purchase 90,000 shares of common stock upon commencement of employment, as well as reimbursement of certain relocation expenses. The letter agreement also provides that, beginning in 2014, Mr. Srega will receive an annual equity award with a value of $550,000 pursuant to the Company's 2010 Incentive Compensation Plan. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers. Additionally, in connection with his role as Managing Director of the Company's Bruker Daltonik GmbH subsidiary, a personal pension scheme has been established for Mr. Srega's benefit. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH during the term of his employment.

        Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $185,948 as of December 31, 2013, in the event there is a change in the voting control of the Company and his employment is terminated, voluntarily or involuntarily, within six months after such change of control.

        Under a letter agreement with the Company dated February 12, 2013, Mr. Mattacchione is entitled to a lump sum severance payment equal to six months of his then current base salary, or $140,000 as of December 31, 2013, under certain conditions, including (i) in the event there is a change in the voting control of the Company and his employment is terminated, voluntarily or involuntarily, within six months after such change of control or (ii) in the event Mr. Mattacchione's employment is terminated at any time without cause. Under the terms of the letter agreement, Mr. Mattacchione may not agree to work for any company that designs, makes or sells non-clinical magnetic resonance instrumentation or mass spectrometry instrumentation for a period of six months following resignation or termination of his employment by the Company.

        Under the terms of the awards of options and restricted common stock granted under the 2010 Incentive Compensation Plan, unvested amounts are forfeited if the grantee's employment or business relationship with our company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the authority to accelerate vesting of any and all unvested amounts in the event of a change in control of Bruker Corporation.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility.

        The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program. To the extent consistent with our executive compensation program and our executive officers' employment agreements, if any, we have designed our executive compensation program to be performance-based and also to comply with requirements for tax deductibility where feasible.

        The Compensation Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and our best interests.

Other Benefit Plans

        In October 2009, the board of directors of BEST adopted the Bruker Energy & Supercon Technologies, Inc. 2009 Stock Option Plan, or the BEST Plan. The BEST Plan provides for the issuance of up to 1,600,000 shares of BEST common stock in connection with awards under the plan. The BEST Plan allows a committee of the BEST board of directors to grant incentive stock options and non-qualified stock options to key employees and directors of the Company. The size of each grant is determined by the value of the BEST stock and BEST stock options at the time, the likely growth in that value and the importance of the individual to growing the value of the Company in the future. The BEST Plan is tied exclusively to increases in BEST's estimated value regardless of the Company's performance as a whole. As of December 31, 2013, 520,000 incentive stock options and non-qualified stock options had been awarded and were outstanding, with vesting periods of three to five years. As director of BEST, Dr. Laukien participates in the BEST Plan. Dr. Laukien holds options to purchase 10,000 shares of BEST, which have an exercise price of $3.50 per share and expire October 1, 2019.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of Bruker Corporation's Board of Directors.

Richard D. Kniss, Chairman Wolf-Dieter Emmerich Stephen W. Fesik

 COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Mr. Kniss and Drs. Emmerich and Fesik serve as members of the Compensation Committee. Mr. Kniss and Drs. Emmerich and Fesik were not officers or employees of the Company or any of its subsidiaries during fiscal year 2013. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

 SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by our President, Chief Executive Officer and Chairman, our Chief Financial Officer and our next three most highly compensated executive officers in fiscal 2013 (the "named executive officers") for the years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Awards	All Other Compensation		Total
Frank H. Laukien	2013	$547,562		—	$687,492	$658,859		$316,750	$6,117	(3)	$2,216,780
Chairman, President and	2012	$444,129		—	$1,206,000	—		$202,973	$7,500	(3)	$1,860,602
Chief Executive Officer	2011	$433,337		—	—	$112,950		$338,463	$7,350	(3)	$892,100
Charles F. Wagner, Jr.	2013	$490,631		—	$515,549	$515,546		$245,000	$7,500	(3)	$1,774,226
Executive Vice President and Chief Financial Officer	2012	$275,865	(4)	—	$999,998	$87,270	(5)	$200,000	$1,005	(3)	$1,564,138
Juergen Srega	2013	$371,896		$132,820	$399,998	$893,700		$112,747	$142,438	(7)	$2,069,242
President, Bruker CALID Group(6)
Mark R. Munch Ph.D.	2013	$380,000		$50,000	$344,600	$665,005		$50,730	$16,400	(9)	$1,506,735
President, Bruker MAT Group and Bruker Nano Surfaces Division(8)	2012	$345,370		—	—	—		$169,075	$15,900	(9)	$530,345
Anthony L. Mattacchione	2013	$231,538		$25,000	—	$455,302		$63,088	$2,565	(3)	$777,493
Senior Vice President, Corporate Finance and Accounting(10)

(1)
The amounts in this column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2013 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2014. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2013 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2014. The actual amount realized by the named executive officer will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(3)
Amount represents a matching contribution made by the Company to a 401(k) plan for the benefit of the named executive officer.

(4)
Mr. Wagner joined the Company as Chief Financial Officer in July 2012. Prior to assuming his current position, Mr. Wagner served as a director of the Company and of BEST. Amount reported includes 2012 salary and payments totaling $32,000 for service on the Company's board of directors and $15,500 for service on the BEST board of directors.

(5)
Amount represents the grant date fair value of options granted to Mr. Wagner as a director of the Company and as a director of BEST.

(6)
Mr. Srega joined the Company as President, Bruker CALID Group, during fiscal 2013. Accordingly, compensation data is presented only for 2013. The amounts reflected for 2013 compensation, other than amounts reported under the heading "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in euros converted to U.S. dollars at a conversion rate of €1.00 = $1.3282, which represents the 2013 average midpoint rate as published on www.oanda.com. The amount reflected under the heading "Non-Equity Incentive Plan Awards" is based on the amount approved by the Compensation Committee on February 13, 2014, converted from euros to U.S. dollars at a conversion rate of €1.00 = $1.3615, which was the midpoint rate as published on www.oanda.com on the date of approval. The amount reported under the heading "Bonus" represents a signing bonus paid to Mr. Srega in connection with commencing employment with the Company.

(7)
Amounts reported include contributions made by Bruker Daltonik GmbH to the personal pension scheme established for Mr. Srega in the amount of $88,233, relocation payments of $38,562 and automobile lease payments of $15,644.

(8)
Dr. Munch was first appointed an executive officer of the Company in fiscal 2012. Accordingly, compensation data is presented only for fiscal years 2013 and 2012. The amount reported under the heading "Bonus" represents a discretionary award approved by the Compensation Committee for 2013 performance.

(9)
Amounts reported include matching contributions made by the Company to a 401(k) plan for the benefit of Dr. Munch and an automobile allowance.

(10)
Mr. Mattacchione joined the Company as Senior Vice President, Corporate Finance and Accounting, during fiscal 2013. Accordingly, compensation data is presented only for 2013. The amount reported under the heading "Bonus" represents a signing bonus paid to Mr. Mattacchione in connection with commencing employment with the Company.

 2013 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)(2)
									Exercise or Base Price of Option Awards ($/SH)(2)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Frank H. Laukien		0	700,000	—
	8/30/2013				34,306		62,274	(3)	22.04	1,346,351
Charles F. Wagner, Jr.		0	500,000	—
	8/30/2013				25,726		46,698		20.04	1,031,095
Juergen Srega		0	185,948	—
	4/3/2013				21,540	(4)	90,000	(4)	18.57	1,293,698
Mark R. Munch		0	228,000	—
	5/7/2013				20,000	(5)				344,600
	8/30/2013						60,236		20.04	665,005
Anthony L. Mattacchione		0	122,500	—
	2/25/2013						40,000		17.41	372,800
	8/30/2013						7,473		20.04	82,502

(1)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2013 performance under the 2013 cash incentive bonus plans of our named executive officers. There are no maximum payouts specified under the named executive officers' cash incentive plans. The amounts reflected for Mr. Srega which were based in local currency are converted from euros to U.S. dollars at a conversion rate of €1.00 = $1.3282, which represents the 2013 average midpoint rate as published on www.oanda.com.

(2)
Represents the grant date fair value of restricted stock and stock option awards granted under the Company's 2010 Incentive Compensation Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2013 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2014. Unless otherwise noted: (i) option awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date, are exercisable upon vesting at a price equal to the closing price of our common stock on the date of the grant and expire on the ten year anniversary of the grant date; and (ii) restricted stock awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date.

(3)
Options granted to Dr. Laukien vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date, are exercisable upon vesting at a price equal to 110% of the closing price of our common stock on the date of the grant and expire on the five year anniversary of the grant date.

(4)
Options and restricted stock granted to Mr. Srega vest in equal annual installments on the first, second, third, fourth and fifth anniversaries of the grant date.

(5)
Restricted stock granted to Dr. Munch vests in equal annual installments on the first, second, third, fourth and fifth anniversaries of the grant date.

 Outstanding Equity Awards at December 31, 2013

        The following table provides information concerning outstanding equity incentive plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of our most recently completed fiscal year.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Frank H. Laukien(2)	7,500	7,500	(3)	$13.805	09/09/16	80,000	(4)	$1,581,600
	—	62,274	(5)	$22.04	08/30/18	34,306	(6)	$678,230
Charles F. Wagner, Jr.	3,000	—		$13.52	08/10/20	66,021	(7)	$1,305,235
	3,960	2,040	(8)	$16.09	01/05/21	25,726	(6)	$508,603
	1,980	4,020	(9)	$12.77	01/05/22
	1,650	3,350	(10)	$12.06	08/13/22
	—	46,698	(5)	$20.04	08/30/23
Mark R. Munch	45,000	30,000	(11)	$14.80	11/01/20	20,000	(12)	$395,400
	—	60,236	(5)	$20.04	08/30/23
Juergen Srega	—	90,000	(13)	$18.57	04/03/23	21,540	(14)	$425,846
Anthony L. Mattacchione	—	40,000	(15)	$17.41	02/25/23
	—	7,473	(5)	$20.04	08/30/23

(1)
The amounts in this column were calculated by multiplying $19.77, the closing price of our common stock on December 31, 2013, by the number of unvested shares.

(2)
In addition to the awards reported for equity securities of Bruker Corporation, Dr. Laukien held options to purchase 10,000 shares of BEST, which options were fully vested as of December 31, 2013. The BEST options have an exercise price of $3.50 per share and expire October 1, 2019.

(3)
One-fourth of these options vest on each of the first, second, third and fourth anniversaries of the grant date, beginning on September 9, 2012.

(4)
Represents restricted stock granted on August 13, 2012 that vests in equal annual installments on each of August 13, 2014, 2015, 2016 and 2017.

(5)
One-fourth of these options vest on each of the first, second, third and fourth anniversaries of the grant date, beginning on August 30, 2014.

(6)
Represents restricted stock granted on August 30, 2013 that vests in equal annual installments on each of August 30, 2014, 2015, 2016 and 2017.

(7)
Represents restricted stock granted on August 2, 2012 that vests in equal annual installments on each of August 2, 2014, 2015 and 2016.

(8)
One-third of these options vest on each of the first, second and third anniversaries of the grant date, beginning on January 5, 2012.

(9)
One-third of these options vest on each of the first, second and third anniversaries of the grant date, beginning on January 5, 2013.

(10)
One-third of these options vest on each of the first, second and third anniversaries of the grant date, beginning on August 13, 2013.

(11)
One-fifth of these options vest on each of the first, second, third, fourth and fifth anniversaries of the grant date, beginning on November 1, 2010.

(12)
Represents restricted stock granted on May 7, 2013 that vests in equal annual installments on each of May 7, 2014, 2015, 2016, 2017 and 2018.

(13)
One-fifth of these options vest on each of the first, second, third, fourth and fifth anniversaries of the grant date, beginning on April 3, 2014.

(14)
Represents restricted stock granted on April 3, 2013 that vests in equal annual installments on each of April 3, 2014, 2015, 2016, 2017 and 2018.

(15)
One-fourth of these options vest on each of the first, second, third and fourth anniversaries of the grant date, beginning on February 25, 2014.

2013 Option Exercises and Stock Vested

        The following table provides information regarding option exercises by the named executive officers and vesting of stock awards during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank H. Laukien	75,000	432,000	20,000	405,400
Charles F. Wagner, Jr.	—	—	22,007	438,600
Juergen Srega	—	—	—	—
Mark R. Munch	—	—	—	—
Anthony L. Mattacchione	—	—	—	—

(1)
Represents the difference between the exercise price of the options exercised and the closing price of Bruker Corporation common stock on the NASDAQ Global Select Market as of the date of exercise.

(2)
Represents the closing price of Bruker Corporation common stock on the NASDAQ Global Select Market as of the date of vesting.

RELATED PERSONS TRANSACTIONS

Procedures for Approval of Transactions with Related Persons

        All transactions with related parties in excess of $50,000 are reviewed and pre-approved. Our Audit Committee, which is ultimately responsible for approving related party transactions, pre-approves such transactions involving amounts exceeding $500,000. The Audit Committee has delegated authority to the Chief Financial Officer and Chief Accounting Officer to review and pre-approve all related party transactions, such as leasing, distribution, sales and purchasing activities, involving amounts from $50,000 to $500,000. A related party transaction will be approved only if it is determined upon review that the transaction is in the best interests of the Company. If the transaction involves a director, that director will be recused from all discussions and decisions about the transaction. In considering the transaction, the executive officer or the committee, as appropriate, will consider all relevant factors, including, as applicable:

  •
  the business purpose for the transaction;

  •
  quantifying the amount and volume of transactions to assess materiality;

  •
  methods used to establish the terms of the transaction and whether the transaction is on arm's-length terms comparable to those available to third parties; and

  •
  the overall fairness of the transaction to the Company.

        Typically every quarter, management reviews with the Audit Committee all related party transactions entered into in the preceding quarter, including those the committee did not pre-approve. This review consists of a memorandum summarizing the information described above with respect to the transactions, and is followed by a telephonic or in-person meeting between the Audit Committee and management.

Transactions with Related Persons

        Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Frank Laukien. During 2013, Dr. Frank Laukien was paid $383,792 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals.

        Our Bruker Optics subsidiary rents various office space from Dr. Dirk Laukien, a director and employee of the Company until July 10, 2012 and half-brother of Dr. Frank Laukien, under lease agreements pursuant to which Dr. Dirk Laukien was paid $1,045,381 in 2013. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Dirk Laukien. During 2013, Dr. Dirk Laukien was paid $383,792 as a beneficiary of the trusts. Dr. Dirk Laukien is also a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2013, Dr. Dirk Laukien was paid $125,397 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Joerg C. Laukien, a director of the Company, is Executive Chairman of Bruker BioSpin Corporation. Until December 2013, Joerg Laukien was a Managing Director of Bruker BioSpin MRI GmbH since 1997 and a Managing Director of Bruker BioSpin GmbH since 2011, each of which are subsidiaries of Bruker. Joerg Laukien also served until April 2013 as a director of BEST. During 2013, Joerg Laukien earned aggregate cash compensation of 225,319 euros in salary and 160,756 euros in bonus (a total salary and bonus of approximately $512,784 based on a conversion rate of €1.00 = $1.3282, which represents the 2013 average midpoint rate as published on www.oanda.com.) and was also provided the use of an automobile valued at $13,570. During 2013, Joerg Laukien was paid $41,799 as a party to a lease agreement with Bruker BioSpin AG, under which Bruker BioSpin AG rents certain office space. Payments under the lease were equal to the estimated fair market value of the rental.

        Isolde Laukien-Kleiner is the stepmother of Dr. Frank Laukien and Mr. Joerg Laukien and the mother of Dr. Dirk Laukien. With Dr. Dirk Laukien and Joerg Laukien, Ms. Laukien-Kleiner is a party to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2013, Ms. Laukien-Kleiner was paid $334,393 under that agreement. Ms. Laukien-Kleiner is party to an additional lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2013, Ms. Laukien-Kleiner was paid $265,070 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Richard M. Stein, a director of the Company, is a partner of Nixon Peabody LLP, a law firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Nixon Peabody LLP for services provided to the Company and its affiliates in 2013 totaled $5.3 million.

Mr. Stein has also served as the secretary for each of the Company, Bruker BioSpin Corporation, Bruker AXS, Bruker Daltonics, Bruker Optics, BEST and Bruker Nano, Inc.

        Bernhard Wangler, a director of the Company, is a principal of Kanzlei Wangler, a German audit and tax advisory firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Kanzlei Wangler for services provided to the Company and its affiliates in 2013 totaled $206,500.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of the outstanding common stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2013, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2013, with the exception of one transaction reported in a late Form 4 filing by Dr. Linton due to an administrative error.

 AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the board of directors in fulfilling its oversight responsibilities by reviewing Bruker Corporation's financial reporting process on behalf of the board. Management is responsible for Bruker Corporation's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP ("Ernst & Young"), Bruker Corporation's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker Corporation's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker Corporation's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and Ernst & Young, among other things, the scope of the audit to be performed, the results of the audit performed, Ernst & Young's evaluation of Bruker Corporation's internal control over financial reporting and the independent registered public accounting firm's fees for the services performed. Management represented to the Audit Committee that Bruker Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker Corporation's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

        The Audit Committee also discussed with Ernst & Young other matters required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight (PCAOB), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Ernst & Young also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young the registered public accounting firm's independence from Bruker Corporation and considered the compatibility of non-audit services with Ernst & Young's independence.

        Based on the Audit Committee's discussion with management and Ernst & Young, and the Audit Committee's review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the board that that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and selected Ernst & Young LLP as the independent registered public accounting firm for Bruker Corporation, subject to shareholder ratification, for 2014.

        Submitted by the Audit Committee of Bruker Corporation's Board of Directors.

Brenda J. Furlong, Chair Richard A. Packer Chris van Ingen

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Fees billed to the Company by its independent registered public accounting firm for fiscal years 2012 and 2013, all of which were approved by the Audit Committee, were comprised of the following:

        Audit Fees.    Ernst & Young's fees for its audit of the Company's annual consolidated financial statements, including the integrated audit of internal control over financial reporting, its review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings for 2012 and 2013 were $4,628,200 and $5,214,252, respectively.

        Audit-Related Fees.    Ernst & Young billed us $2,000 in each of 2012 and 2013 for audit-related services.

        Tax Fees.    Ernst & Young fees for tax services provided to us, including tax compliance, tax advice and planning, totaled $283,000 in 2012 and $1,029,472 in 2013.

        All Other Fees.    In 2012 and 2013, no fees for services other than as indicated above were billed to us by Ernst & Young.

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and non-audit services proposed to be performed by the Company's independent registered public accounting firm do not impair the auditor's independence from the Company, the Audit Committee has adopted, and the board of directors has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the PCAOB's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has been our independent registered public accounting firm since 1998, and has been selected by the Audit Committee of the board of directors as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although the Company is not required to seek stockholder approval of this appointment, the board of directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of Ernst & Young is expected to be present at the 2014 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2014.

 PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Our board of directors recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and SEC rules, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, or "CD&A," the compensation tables, and the related disclosures contained in this proxy statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which will attract, motivate and retain leaders who will drive the creation of shareholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions.

        We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this proxy statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement, by approval of the following resolution:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        Your vote on this Proposal No. 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the board, or to create or imply any additional fiduciary duties for the Company or the board. The approval or disapproval of this proposal by stockholders will not require the Company's board of directors or the Compensation Committee to take any action regarding the Company's executive compensation practices. However, our board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

        The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the 2013 compensation paid to the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narratives in this proxy statement.

 STOCKHOLDER COMMUNICATIONS

        The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Stein, the Secretary of the Company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

 TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker Corporation in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2015 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 17, 2014.

        Additionally, under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered notice to Bruker Corporation (containing certain information specified in the bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

OTHER MATTERS

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

VOTING PROXIES

        The board of directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the board of directors' recommendations.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

April 16, 2014

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. BRUKER CORPORATION M74110-P50758 BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 Please indicate if you plan to attend this meeting. 2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. 3. Advisory vote to approve compensation paid to our named executive officers. For address changes/comments, mark here. (see reverse for instructions) NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. 01) Stephen W. Fesik 1. Election of Director Nominee VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. ! Yes No For Against Abstain For Withhold ! ! ! ! !

Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank H. Laukien and Charles F. Wagner, Jr., or either of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 20, 2014, and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the notice of Annual Meeting of Stockholders and the Proxy Statement. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR, FOR PROPOSALS NO. 2, AND NO. 3, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. Continued and to be signed on reverse side M74111-P50758

QuickLinks

BRUKER CORPORATION 40 Manning Road Billerica, MA 01821 (978) 663-3660
BRUKER CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
BRUKER CORPORATION PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
CORPORATE INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD LEADERSHIP STRUCTURE
BOARD MEETINGS, COMMITTEES AND COMPENSATION
DIRECTOR NOMINATIONS
ROLE OF THE BOARD IN RISK OVERSIGHT
COMPENSATION OF DIRECTORS
2013 Director Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY OF EXECUTIVE COMPENSATION
Summary Compensation Table
2013 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2013
2013 Option Exercises and Stock Vested
RELATED PERSONS TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
STOCKHOLDER COMMUNICATIONS
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
VOTING PROXIES